Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of March 26, 2020

among

COMMNET FINANCE, LLC,
as Borrower

COMMNET WIRELESS, LLC,
as Originator and Servicer

ATN INTERNATIONAL, INC.

as Limited Guarantor

COBANK, ACB,
as Administrative Agent, Lead Arranger, and Sole Bookrunner,

and

the Lenders party hereto

________________________________________________________

$75,000,000 Senior Secured Delayed Draw Term Loan

________________________________________________________

Page

SECTION 1. DEFINITIONS AND INTERPRETATION		1
1.1	Definitions	1
1.2	Accounting Terms	24
1.3	Interpretation, etc.	24
1.4	Interest Rates; LIBOR Notification	25
SECTION 2. LOANS		25
2.1	Delayed Draw Term Loans	26
2.2	Use of Proceeds	27
2.3	Notes	27
2.4	Interest on Loans	27
2.5	Default Interest	27
2.6	Fees	28
2.7	Voluntary Prepayments; Right to Prepay	28
2.8	Mandatory Prepayments	28
2.9	Controlled Accounts	29
2.10	Application of Collections	29
2.11	General Provisions Regarding Payments	30
2.12	LIBOR Illegality	32
2.13	LIBOR Rate Unavailable; Effect of Benchmark Transition Event	32
2.14	Indemnity	34
2.15	Increased Costs	34
2.16	Taxes	35
2.17	Mitigation Obligations; Replacement of Lenders	39
2.18	Survival	40
2.19	CoBank Capital Plan	40
SECTION 3. CONDITIONS PRECEDENT		41
3.1	Closing Date	41
3.2	Conditions to Each Credit Extension	43
3.3	Conditions to Annual Distributions	44

(continued)

Page

SECTION 4. REPRESENTATIONS AND WARRANTIES		46
4.1	Organization; Requisite Power and Authority; Qualification; Other Names	46
4.2	Due Authorization	46
4.3	No Conflict	46
4.4	Governmental and Other Consents	47
4.5	Binding Obligation	47
4.6	Receivables	47
4.7	No Material Adverse Effect	47
4.8	No Change of Control	47
4.9	Adverse Proceedings, etc.	47
4.10	Payment of Taxes	48
4.11	Title to Assets	48
4.12	No Indebtedness	48
4.13	No Defaults	48
4.14	Governmental Regulation	48
4.15	Margin Stock	48
4.16	Certain Fees	49
4.17	Solvency and Fraudulent Conveyance	49
4.18	Compliance with Statutes, etc.	49
4.19	Disclosure	49
4.20	Anti-Corruption; Anti-Terrorism and Sanctions	49
4.21	Security Interest	50
4.22	Payment Instructions; etc.	50
4.23	Qualified ECP Guarantor.	50
SECTION 5. AFFIRMATIVE COVENANTS		50
5.1	Reports	51
5.2	Existence	52
5.3	Payment of Taxes and Claims	52
5.4	Compliance with Laws	52
5.5	Further Assurances	53
5.6	Separateness	53
5.7	Cash Management Systems	56
5.8	Insurance	57
5.9	Financial Statements	57

(continued)

Page

5.10	Due Diligence; Access to Certain Documentation	58
5.11	CoBank Equity	59
5.12	AT&T Financial Statements	59
5.13	Enforcement of Contract	59
5.14	Post-Closing Covenant	60
SECTION 6. NEGATIVE COVENANTS		60
6.1	Indebtedness	60
6.2	Liens	60
6.3	Investments	60
6.4	Fundamental Changes; Disposition of Assets; Acquisitions	60
6.5	Material Contracts and Organizational Documents	61
6.6	Sales and Lease-Backs	61
6.7	Transactions with Shareholders and Affiliates	61
6.8	Conduct of Business	61
6.9	Fiscal Year	61
6.10	Accounts	61
6.11	Prepayments of Certain Indebtedness	61
6.12	Servicing Agreement	61
6.13	Independent Manager	61
6.14	Sales of Receivables	62
6.15	Dividend Restriction	62
6.16	Anti-Corruption; Anti-Terrorism; Sanctions	62
6.17	Use of Proceeds	63
6.18	Credit Date Hedge	63
6.19	Amendments to Receivables	63
SECTION 7. EVENTS OF DEFAULT		63
7.1	Events of Default	63
7.2	Application of Proceeds	66
SECTION 8. ADMINISTRATIVE AGENT		67
8.1	Appointment of Administrative Agent	67
8.2	Powers and Duties	67
8.3	Collateral Documents	68

(continued)

Page

8.4	Actions Taken By Lenders	68
8.5	No Other Duties, Etc	68
SECTION 9. MISCELLANEOUS		68
9.1	Notices; Effectiveness; Electronic Communication	68
9.2	Expenses; Indemnity; Damage Waiver	70
9.3	Set-Off	71
9.4	Amendments and Waivers; Administrative Agent Consents	72
9.5	Successors and Assigns	73
9.6	Independence of Covenants	77
9.7	Survival of Representations, Warranties and Agreements	77
9.8	No Waiver; Remedies Cumulative	77
9.9	Marshalling; Payments Set Aside	78
9.10	Severability	78
9.11	Headings	78
9.12	APPLICABLE LAW	78
9.13	CONSENT TO JURISDICTION	78
9.14	WAIVER OF JURY TRIAL	79
9.15	Usury Savings Clause	79
9.16	Counterparts	80
9.17	Effectiveness	80
9.18	Patriot Act	80
9.19	Prior Agreements	81
9.20	Confidentiality	81
9.21	No Consolidation	81
9.22	Keepwell	82

(continued)

Page

APPENDICES:	A	Delayed Draw Commitments
	B	Notice Addresses
	C	Eligibility Criteria
	D	Weighted Average Maturity Illustration

EXHIBITS:	A	Form of Funding Notice
	B	Form of Note
	C	Form of Available Amount Certificate
	D	Form of Assignment Agreement
	E	Form of Closing Date Certificate
	F	Form of Solvency Certificate
	G	Form of Annual Distribution Request
	H	Form of Tax Compliance Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of March 26, 2020, is entered into among COMMNET FINANCE, LLC, a Delaware limited liability company, as Borrower (the “Borrower”), COMMNET WIRELESS, LLC, a Delaware limited liability company (“Commnet Wireless”), as Originator (in such capacity, the “Originator”) and as Servicer, ATN INTERNATIONAL, INC., a Delaware corporation, as Limited Guarantor (in such capacity, the “Limited Guarantor”), COBANK, ACB (“CoBank”), as Administrative Agent (in such capacity, the “Administrative Agent”) and the Lenders (as defined herein) party hereto.

WITNESSETH:

WHEREAS, the Lenders have agreed to extend a senior secured delayed draw term loan (the “Facility”) to the Borrower, consisting of up to $75,000,000 aggregate principal amount of Delayed Draw Commitments, the proceeds of which will be used by the Borrower to acquire Receivables from the Originator and to pay fees and expenses related to the foregoing; and

WHEREAS, the Borrower has agreed to secure all of the Secured Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority Lien on all of its assets.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.           DEFINITIONS AND INTERPRETATION

1.1           Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Adjusted LIBOR Rate” means for the Interest Period for any LIBOR Rate Loan, an interest rate per annum equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period; provided that, in no event shall the Adjusted LIBOR Rate be less than 0.50%.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance Coverage Ratio” means, with respect to a Loan requested by the Borrower on a Credit Date, the ratio of (a) the sum of all remaining Scheduled Receivable Payments with respect to Eligible Receivables to be purchased by the Borrower on such Credit Date to (b) the sum of all scheduled payments of principal and interest with respect to such Loan set forth in the applicable proposed Loan Amortization Schedule.

“Adverse Proceeding” means, with respect to any Person, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of such Person) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of such Person, threatened in writing against or affecting such Person or its properties.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of senior management of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or other beneficial interests or by contract or otherwise.

“Agent Parties” as defined in Section 9.1(d)(ii).

“Agreement” means this Credit Agreement, dated as of the Closing Date.

“Alternate Base Rate” means a rate per annum determined by the Administrative Agent on the first Business Day of each week, which shall be the highest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus one half of one percent (0.50%) per annum, and (c) the Adjusted LIBOR Rate for an Interest Period of one (1) month on such day plus one and one half of one percent (1.50%) per annum; provided that, in no event shall the Alternate Base Rate be less than 0.00%. Any change in the Alternate Base Rate due to a change in the calculation thereof shall be effective at the opening of business on the first Business Day of each week or, if determined more frequently, at the opening of business on the first Business Day immediately following the date of such determination and without necessity of notice being provided to the Borrower or any other Person.

“Annual Distribution” means an annual distribution of funds then held in the Collection Account to or at the direction of the Borrower.

“Annual Distribution Date” as defined in Section 3.3(a).

“Annual Distribution Request” means a notice substantially in the form of Exhibit G.

“Anti-Corruption Laws” means any Laws of any Governmental Authority concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any Laws of any Governmental Authority concerning or relating to financing terrorism, “know your customer” or money laundering.

“Applicable Margin” means 2.50% for LIBOR Rate Loans, and 1.50% for Base Rate Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment” as defined in the Purchase Agreement.

“Assignment Agreement” means an Assignment and Assumption Agreement entered into by a Lender and an assignee permitted under Section 9.5, substantially in the form of Exhibit D, with such amendments or modifications as may be approved by the Administrative Agent.

“AT&T” means AT&T Mobility LLC, a Delaware limited liability company, on behalf of itself and its Affiliates (as defined in the Contract).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), chief financial officer, treasurer or manager.

“Available Amount” means, on any Credit Date, (a) if the applicable proposed Weighted Effective Fixed Interest Rate of the proposed Loan is less than or equal to 5.50%, the UPB of all Eligible Receivables to be sold by the Originator to the Borrower on such Credit Date, and (b) if the applicable proposed Weighted Effective Fixed Interest Rate of the proposed Loan is greater than 5.50%, the maximum principal amount of a Loan that allows the applicable Advance Coverage Ratio to be equal to 1.10:1.00.

“Available Amount Certificate” means a certificate, substantially in the form of Exhibit C, executed by an Authorized Officer of the Borrower and delivered to the Administrative Agent, which sets forth the calculation of the Available Amount, including a calculation of each component thereof.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Alternate Base Rate.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate:

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(a)	a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 2.13(b) and (b) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 2.13(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulations.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” as defined in the preamble hereto.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which banks are authorized or required to be closed for business in Denver, Colorado or New York, New York and if the applicable Business Day relates to any LIBOR Rate Loan or Base Rate Loan determined by reference to the LIBOR Rate, such day must also be a day on which dealings in Dollar deposits by and between banks are carried on in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (a) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for U.S. federal income tax purposes).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by a Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means, at any time, (a) with respect to the Borrower, Commnet Wireless or another Subsidiary of ATN International, Inc. shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of the Borrower, (b) with respect to Commnet Wireless, ATN International, Inc. shall cease to (I) beneficially own and control 50.1% on a fully diluted basis of the economic and voting interest in the Capital Stock of Commnet Wireless, and (II) Control Commnet Wireless , and (c) with respect to the Limited Guarantor, the occurrence of a “Change of Control” as defined in that certain Fourth Amended and Restated Credit Agreement, dated as of December 19, 2014, among the Limited Guarantor, as borrower, each of the other loan parties party thereto, CoBank, as the administrative agent, and the lenders party thereto, as in effect on the Closing Date.

“Close-Out Costs” means “Close-Out Costs” as defined in the Contract.

“Closing Date” means March 26, 2020.

“Closing Date Certificate” means a Closing Date Certificate of an Authorized Officer of each Credit Party substantially in the form of Exhibit E.

“Closing Payment” as defined in the Fee Letter.

“CoBank” as defined in the preamble hereto.

“CoBank Cash Management Agreement” means any Master Agreement for Cash Management and Transaction Services between CoBank and the Borrower, including all exhibits, schedules and annexes thereto and including all related forms delivered by the Borrower to CoBank in connection therewith.

“CoBank Equities” as defined in Section 5.11.

“Collateral” means, collectively, all of the personal property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Secured Obligations; provided, however, that any Receivable that is repurchased in accordance with and pursuant to the terms and conditions of Section 2.8(a) shall no longer constitute Collateral from and after the date of such repurchase.

“Collateral Documents” means this Agreement, the Security Agreement, the Pledge Agreement, the Control Agreement and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a Lien on any personal property of such Credit Party as security for the Secured Obligations.

“Collection Account” as defined in the Security Agreement.

“Collection Account Bank” as defined in the Security Agreement.

“Collection Account Bank Fee” means, collectively, the fees due and owing to the Collection Account Bank pursuant to the terms of the Control Agreement.

“Collections” means all Cash collections on the Receivables, including, without limitation, all Scheduled Receivable Payments, all Close-Out Costs, all non-scheduled payments, all prepayments, all late fees, all other fees, investment earnings, residual proceeds, insurance proceeds and all other payments received with respect to the Receivables.

“Commitment Availability” means, as of any Credit Date during the Draw Period, the lesser of (a) the Available Amount on such Credit Date and (b) the Undrawn Amount on such Credit Date.

“Commnet Wireless” as defined in the preamble hereto.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” as defined in Section 9.1(d)(ii).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contract” means the Network Build and Maintenance Agreement between Commnet Wireless and AT&T, dated as of July 31, 2019, including all exhibits and addendums appended thereto, in each case, as in effect on the Closing Date, a copy of which has been provided to the Administrative Agent.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other beneficial interests or by contract or otherwise.

“Control Agreement” means the Control Agreement, dated as of the Closing Date, among the Borrower, the Administrative Agent and the Collection Account Bank.

“Credit Date” means the date of a Credit Extension which shall be the twentieth (20th) calendar day of a given month, or if such day is not a Business Day, the immediately following Business Day.

“Credit Date Hedge” means an Interest Rate Hedge executed by the Borrower with CoBank, as hedge counterparty, and fully fixing the interest rate of a proposed Loan on a Credit Date until the Maturity Date of such Loan.

“Credit Document” means any of (a) this Agreement, the Guaranty, the Notes, if any, the Collateral Documents, the Fee Letter, and the Related Agreements and (b) all other documents, instruments or agreements executed and delivered by any Transaction Party for the benefit of the Administrative Agent or the Lenders in connection therewith.

“Credit Extension” means the making of a Loan.

“Credit Party” means, each of the Borrower, the Originator, and the Servicer.

“Debtor” as defined in Section 9.21.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Funding Rate” as defined in Section 2.5.

“Delayed Draw Commitment” means the commitment of the Lenders to make or otherwise fund any Loan during the Draw Period. The amount of each Lender’s Delayed Draw Commitment is set forth on Appendix A or in the applicable Assignment Agreement, subject to any suspension, adjustment or reduction pursuant to the terms and conditions hereof.

“Delayed Draw Commitment Termination Date” means the earlier to occur of (a) December 31, 2021 and (b) the Termination Date.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Draw Period” means the period beginning on the Closing Date and ending on the Delayed Draw Commitment Termination Date.

“Early Opt-in Election” means the occurrence of:

(a)	(i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.13(b), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and

(b)	(i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“Effective Fixed Interest Rate” means (a) during the period such Proposed Loan will be a Quoted Rate Loan, the Quoted Rate of such Loan, and (b) during the period such proposed Loan will be a LIBOR Rate Loan, the effective fixed interest rate of such Loan after giving effect to the applicable Credit Date Hedge (substituting the fixed hedge rate in lieu of the Adjusted LIBOR Rate).

“Eligibility Criteria” means the criteria set forth on Appendix C.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 9.5(b)(iii), 9.5(b)(v) and 9.5(b)(vi) (subject to such consents, if any, as may be required under Section 9.5(b)(iii)).

“Eligible Receivable” means a Receivable with respect to which the Eligibility Criteria are satisfied as of the applicable date of determination.

“Environmental Laws” means any and all applicable current and future federal, state, local and foreign Laws and any consent decrees, concessions, permits, grants, franchises, licenses, agreements or other restrictions of a Governmental Authority or common Law causes of action relating to: (a) protection of the environment or natural resources from, or emissions, discharges, releases or threatened releases of, any materials, including Hazardous Materials, in the environment including ambient air, surface, water, ground water or land, (b) the generation, handling, use, labeling, disposal, transportation, reclamation and remediation of Hazardous Materials; (c) human health or safety; (d) the protection of endangered or threatened species; and (e) the protection of environmentally sensitive areas.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party or any Subsidiary of any Credit Party resulting from or based upon (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any successor thereto.

“Event of Default” means any of the conditions or events set forth in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, and any successor statute.

“Excluded Amounts” means any amount deposited into the Collection Account in error.

“Excluded Swap Obligation” means, with respect to any Transaction Party providing a guaranty of or granting a security interest to secure any Swap Obligation of another Transaction Party, if, and to the extent that, all or a portion of the guaranty of such Transaction Party of, or the grant by such Transaction Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Transaction Party’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 9.22 and any other “keepwell, support or other agreements” for the benefit of such guarantor) at the time the guaranty of, or the grant of such security interest by, such Transaction Party becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or grant of security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Delayed Draw Commitment pursuant to a Law in effect on the date on which (x) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility” as defined in the recitals hereto.

“Fair Valuation” means, in respect of any Person, the value of the consolidated assets of such Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm’s-length transaction.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on such date, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means the letter agreement, dated as of the Closing Date, between the Administrative Agent and the Borrower.

“Financial Officer” means, as applied to any Person, any individual holding the position of president, financial vice president, treasurer, chief financial officer, chief investment officer or controller.

“Fiscal Quarter” means, with respect to a particular Fiscal Year, each fiscal quarter corresponding to such Fiscal Year.

“Fiscal Year” means for any Person, any consecutive twelve-month period commencing on the date following the last day of the previous fiscal year and ending on December 31.

“Forecasted Cash Flow Statement” as defined in Section 5.1(b).

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government, and which has jurisdiction over the applicable Transaction Party.

“Guaranty” means that certain Limited Guaranty, dated as of the Closing Date, by the Limited Guarantor in favor of the Beneficiaries (as defined therein).

“Guaranty Default” means a Guaranty Default (as defined in the Guaranty).

“Hazardous Materials” means (a) any explosive or radioactive substances, materials or wastes, (b) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, asbestos or asbestos containing materials, infectious or medical waste, polychlorinated biphenyls, radon gas, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products and (c) all other substances, materials or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedge Counterparty” means CoBank, ACB, in its capacity as hedge counterparty under the ISDA.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“IBA” has the meaning specified in Section 1.4.

“Indebtedness” as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (i) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument, (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (g) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (h) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof, (i) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (B) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (A) or (B) of this clause (i), the primary purpose or intent thereof is as described in clause (h) above, and (j) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes.

“Indemnified Breakage” means (a) amounts owed by the Borrower to the Lenders pursuant to Section 2.14 of this Agreement, and (b) any Close-Out Amount (as defined in the ISDA) due and payable by the Borrower to the Hedge Counterparty pursuant to the ISDA, in each case, arising as a result of a prepayment under Section 2.8(a) hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Transaction Party under any Credit Document, and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Indemnitee” as defined in Section 9.2(b).

“Independent Manager” means Kristine E. Eppes, or another natural person meeting the qualifications set forth in Section 6.13 and otherwise acceptable to the Administrative Agent in its sole discretion.

“Information” as defined in Section 9.20.

“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Governmental Authority under any Debtor Relief Law or other similar law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

“Interest Period” means, subject to the last sentence of this definition, (a) with respect to LIBOR Rate Loans, such period shall be (i) in the case of the initial Interest Period of a LIBOR Rate Loan, one, two, three, six, or, to the extent made available by all Lenders, twelve months, and shall commence on the Credit Date of such LIBOR Rate Loan, or (ii) in all other cases, one month, and shall commence on the date of conversion to a LIBOR Rate Loan or continuation of a LIBOR Rate Loan, and (b) with respect to Quoted Rate Loans, such period shall be a period agreeable to CoBank in its sole and absolute discretion in each instance; provided that the minimum Interest Period for a Quoted Rate Loan shall be one (1) year. Notwithstanding the first sentence hereof: (i) any Interest Period that would otherwise end on a date that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) the Borrower shall not select an Interest Period for any Loan that would end after the applicable Maturity Date of such Loan, (iii) if any Interest Period begins on the last Business Day of a month or on a day of a month for which there is no numerically corresponding day in the month in which such Interest Period is to end, such Interest Period shall be deemed to end on the last Business Day of the final month of such Interest Period, and (iv) the Borrower shall not select an Interest Period described in clause (a)(i) of this definition that would end after the Delayed Draw Commitment Termination Date. For the avoidance of doubt, (x) on and as of the last day of each Interest Period with respect to a LIBOR Rate Loan, such LIBOR Rate Loan shall be deemed to be automatically continued for another Interest Period of one month, and (y) on and as of the last day of each Interest Period with respect to a Quoted Rate Loan, such Quoted Rate Loan shall be automatically converted to a LIBOR Rate Loan with an Interest Period of one month.

“Interest Rate” means, (a) with respect to any Loan that is a LIBOR Rate Loan and any Interest Period, the Adjusted LIBOR Rate plus the Applicable Margin for such Interest Period, (b) with respect to any Loan that is a Base Rate Loan and any Interest Period, the Alternate Base Rate plus the Applicable Margin for such Interest Period, and (c) with respect to any Loan that is a Quoted Rate Loan and any Interest Period, the Quoted Rate for such Interest Period.

“Interest Rate Hedge” means a Hedge Agreement entered into by the Borrower in order to provide protection to, or minimize the impact upon, the Borrower of increasing floating rates of interest applicable to Indebtedness.

“Internal Revenue Code” means the Internal Revenue Code of 1986, and any successor statute.

“Investment” means (a) any direct or indirect purchase or other acquisition by the Borrower of, or of a beneficial interest in, any of the Securities of any other Person, (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, from any Person, of any Capital Stock of such Person, and (c) any direct or indirect loan, advance or capital contributions by such Person to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IRS” means the United States Internal Revenue Service, or any successor agency.

“ISDA” means that certain ISDA Master Agreement, dated as of the Closing Date, by and between the Borrower and the Hedge Counterparty, together with each schedule and annex thereto, and each transaction confirmation entered into thereunder from time to time, as each such document may from time to time be amended, modified, supplemented, extended, renewed or restated from time to time.

“Law” means any law (including common law), constitution, statute, codes, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, or award by or settlement agreement with any Governmental Authority applicable to any Person or the properties of any Person, including all Environmental Laws.

“Lender” means each financial institution listed on the signature pages hereto as a Lender and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“LIBOR Rate” means, with respect to any Interest Period, a rate of interest reported by Bloomberg Information Services (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; provided that, in the event the Administrative Agent is not able to determine the LIBOR Rate using such methodology, the Administrative Agent shall notify the Borrower and the Administrative Agent and the Borrowers will agree upon a substitute basis for obtaining such quotations; provided further, that in no event shall the LIBOR Rate be less than 0.50%.

“LIBOR Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Limited Guarantor” as defined in the preamble hereto

“Loan” means each delayed draw term loan made to the Borrower pursuant to Section 2.1(a).

“Loan Amortization Schedule” means, with respect to a Loan, an amortization schedule provided by the Administrative Agent to the Borrower, setting forth the scheduled principal repayments of a Loan accruing interest at its applicable proposed Weighted Effective Fixed Interest Rate, which fully amortizes in level principal and interest payments through the Weighted Average Maturity of the Eligible Receivables to be purchased by the Borrower on such Credit Date.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means, (a) a material adverse effect on the business, operations, assets, financial condition or liabilities of the Transaction Parties taken as a whole, (b) the impairment of any Liens in favor of Administrative Agent, of the ability of a Transaction Party to perform its obligations under the Credit Documents or of Administrative Agent or any Lender to enforce any material provision of any Credit Document or collect any of the Secured Obligations, or (c) a material adverse effect on the enforceability or collectability of the Receivables taken as a whole or any material portion thereof. In determining whether any individual event would reasonably be expected to have a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would reasonably be expected to have a Material Adverse Effect.

“Material Contract” means any contract or other arrangement to which a Credit Party is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means with respect to a Loan, the maturity date set forth in the applicable Loan Amortization Schedule.

“Maximum Committed Amount” means $75,000,000.

“Moody’s” means Moody’s Investor Services, Inc., and any successor thereto.

“Note” means a promissory note substantially in the form of Exhibit B attached hereto.

“Obligations” means all obligations of every nature of the Borrower (other than Excluded Swap Obligations) from time to time owed to the Administrative Agent or the Lenders or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Official Body” means (a) any Governmental Authority and (b) any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, (d) with respect to any limited liability company, its certificate of formation, as amended, and its operating agreement, as amended, and (e) with respect to any statutory trust, its certificate of trust, as amended, and its trust agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Originator” as defined in the preamble hereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Liabilities” means any obligation of the Borrower arising under any document or agreement relating to or on account of (a) any Secured Bank Product and/or (b) any Secured Hedge (other than Excluded Swap Obligations).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Participant” as defined in Section 9.5(d).

“Participant Register” as defined in Section 9.5(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Payment Date” means (a) the twentieth (20th) calendar day of each month, or if such day is not a Business Day, the immediately following Business Day, and (b) each Maturity Date with respect to a Loan.

“Pension Plan” means, any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Annual Distribution Amount” means, as of an Annual Distribution Date, an amount equal to (a) the amount then on deposit in the Collection Account minus (b) estimated operating expenses of the Borrower for the next twelve months as set forth in the Forecasted Cash Flow Statement minus (c) an amount equal to three months of schedule principal and interest payments with respect to all Loans then outstanding (for purposes of such calculation, assuming each Loan accrues interest at its applicable Weighted Effective Fixed Interest Rate).

“Permitted Liens” means:

(a)	Liens arising in favor of the Administrative Agent under the Collateral Documents;

(b)	Liens imposed by law for Taxes, assessments or other governmental charges payable by the Borrower that are not yet due or are being contested in compliance with Section 5.3; and

(c)	Other Liens consented to in writing by the Administrative Agent in its sole discretion.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, statutory trusts, series trusts, or other organizations, whether or not legal entities, Official Bodies, and Governmental Authorities.

“Platform” as defined in Section 9.1(d)(i).

“Pledge Agreement” means the Pledge Agreement, dated as of the Closing Date, between Commnet Wireless and the Administrative Agent on behalf of the Secured Parties.

“Prime Rate” means a variable rate of interest per annum equal to the “U.S. prime rate” as reported on such day in the Money Rates Section of the Eastern Edition of The Wall Street Journal, or if the Eastern Edition of The Wall Street Journal is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal. In the event the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent on a regular basis, the Administrative Agent shall notify the Borrower and the Administrative Agent and the Borrower will agree upon a substitute regularly published average prime rate to be used to determine the “Prime Rate”. Any change in Prime Rate shall be automatic, without the necessity of notice provided to the Borrower or any other Transaction Party.

“Principal Office” means the main banking office of the Administrative Agent in Greenwood Village, Colorado, or such other banking office as may be designated by the Administrative Agent from time to time.

“Purchase Agreement” means that certain Receivables Purchase Agreement dated as of the Closing Date, among the Originator and the Borrower.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Transaction Party that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quoted Rate” means a fixed annual interest rate to be quoted to the Administrative Agent in its sole and absolute discretion.

“Quoted Rate Loan” means a Loan bearing interest at the Quoted Rate.

“Receivable” means the obligations of AT&T under the Contract (as supplemented by each Receivable Invoice) to make Structured Payments and pay Close-Out Costs with respect thereto, subsequently purchased by the Borrower from the Originator pursuant to the terms of the Purchase Agreement (for the avoidance of doubt, excluding any Receivables which have been repurchased by the Originator from the Borrower pursuant to the Purchase Agreement).

“Receivable Invoice” means each invoice delivered by the Originator to AT&T promptly after each “Location Acceptance” (as defined in the Contract), setting forth the schedule of Structured Payments payable by AT&T with respect to each Cell Site (as defined in the Contract).

“Receivable Repurchase Event” means (a) with respect to any Receivable, the failure of such Receivable to satisfy the Eligibility Criteria as of the Credit Date on which such Receivable was sold by the Originator to the Borrower, or (b) any required repurchase of a Receivable pursuant to Section 3.2 of the Purchase Agreement.

“Receivable Repurchase Price” means, with respect to any Receivable and any date of determination, the UPB of such Receivable, plus all accrued and unpaid interest at 8% per annum on the UPB of such Receivable through the date on which such Receivable is repurchased.

“Recipient” means the Administrative Agent or Lenders, as applicable.

“Register” as defined in Section 9.5(c).

“Related Agreements” means, collectively, the Purchase Agreement and the Servicing Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.

“S&P” means Standard & Poor’s Rating Services, Inc., a Standard & Poor’s Financial Services, LLC business, and any successor thereto.

“Sanctioned Country” means, at any time, a country, territory or sector that is, or whose government is, the subject or target of any Sanctions or that is, or whose government is, the subject of any list-based or territorial or sectorial Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person that is otherwise subject to any Sanctions, or (d) any Person, directly or indirectly, 50% or more in the aggregate owned by, otherwise controlled by, or acting for the benefit or on behalf of, any Person or Persons described in clause (a), (b) or (c) of this definition.

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority.

“Scheduled Receivable Payment” means, for any Receivable, the amounts indicated in the Receivable Invoice relating to such Receivable as required to be paid by AT&T on particular dates.

“Secured Bank Product” means agreements or other arrangements entered into by CoBank, on the one hand, and the Borrower, on the other hand, under which CoBank provides any of the following products or services to the Borrower: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange, and shall include, without limitation, the CoBank Cash Management Agreement.

“Secured Hedge” means an Interest Rate Hedge permitted under this Agreement that is entered into by CoBank, including any Credit Date Hedge.

“Secured Obligations” means all Obligations and all Other Liabilities, but excluding Excluded Swap Obligations.

“Secured Party” as defined in the Security Agreement.

“Securities” means any stock, shares, partnership interests, limited liability company interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, and any successor statute.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, between the Borrower and the Administrative Agent on behalf of the Secured Parties.

“Servicer” means, at any time, the Person then authorized, pursuant to Section 2.01 of the Servicing Agreement, to service, administer and collect on the Receivables, which shall initially be Commnet Wireless.

“Servicer Default” as defined in the Servicing Agreement.

“Servicer Termination Event” as defined in the Servicing Agreement.

“Servicing Agreement” means the Servicing Agreement, dated as of the Closing Date, among the Borrower, the Servicer, and the Administrative Agent.

“Servicing Fee” as defined in the Servicing Agreement.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvency Certificate” means a Solvency Certificate of an Authorized Officer of each Credit Party substantially in the form of Exhibit F.

“Solvent” means, with respect to any Person, that as of the date of determination, both (a)(i) the sum of such Person’s debt (including contingent liabilities) does not exceed the assets of such entity, at Fair Valuation, (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date, and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Statutory Reserve Rate” means, for the Interest Period for any LIBOR Rate Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the means the Board of Governors of the Federal Reserve System of the United States of America to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board of Governors of the Federal Reserve System of the United States of America). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Structured Payments” as defined in the Contract.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Successor Servicer” means any successor to the Servicer appointed pursuant to a Successor Servicing Agreement or otherwise pursuant to the terms of the Servicing Agreement.

“Successor Servicing Agreement” means any successor servicing agreement entered into by the Borrower, the Administrative Agent, the Administrative Agent and the Successor Servicer named therein, in form and substance acceptable to the Administrative Agent.

“Swap Obligation” means, with respect to any Transaction Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax Compliance Certificate” means a tax certificate substantially in the form of Exhibit H hereto, prepared and delivered in accordance with Section 2.16(g).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” means the earlier to occur of (a) latest Maturity Date with respect to all Loans, and (b) the occurrence and continuance of an Event of Default and the declaration of all outstanding Obligations to be due and payable pursuant to Section 7.1.

“Total Credit Exposure” means, as to any Lender at any time, the unused Delayed Draw Commitments and outstanding Loans of such Lender at such time.

“Transaction Party” means, each of the Credit Parties and the Limited Guarantor.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Undrawn Amount” means, on any Credit Date during the Draw Period, the Maximum Committed Amount as permanently and automatically reduced on each preceding Credit Date by the original principal amounts of the Loans made to the Borrower on all preceding Credit Dates.

“Unused Commitment Fee” as defined in Section 2.6(a).

“UPB” means, with respect to any Receivable, the unpaid principal balance of such Receivable owed by AT&T.

“U.S. Person” means any Person that is a “United States Person” as defined in section 7701(a)(30) of the Internal Revenue Code.

“Weighted Average Maturity” means, with respect to Eligible Receivables to be sold by the Originator to the Borrower on a Credit Date, the date which corresponds to the Payment Date that is the number of Payment Dates (rounded to the nearest whole number) equal to the result of (a) the sum of all of the remaining monthly payments dates remaining on all such Eligible Receivables divided by (b) the number of such Eligible Receivables. See Appendix D hereto for an illustrative example.

“Weighted Effective Fixed Interest Rate” means, with respect to any proposed Loan on a Credit Date, the weighted average of the Effective Fixed Interest Rate applicable to such proposed Loan from the Credit Date of such proposed Loan to the Weighted Average Maturity of such proposed Loan.

“Withholding Agent” means (a) the Borrower or any other Transaction Party and (b) the Administrative Agent.

1.2            Accounting Terms.

(a)            Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Limited Guarantor’s audited financial statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and any of the Borrower, the Servicer, or any Lender shall so request, the Administrative Agent, each Lender, the Servicer, and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower and the Servicer shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, however, if the Administrative Agent, the Lenders, the Servicer, and the Borrower are not able to agree to an amendment of such ratio or requirement by the thirtieth (30th) day after the receipt by the applicable party of a written request pursuant to this Section 1.2(b), then from and after such thirtieth (30th) day, (i) none of the Administrative Agent, the Lenders, the Servicer, and the Borrower shall be required to negotiate in good faith in respect of such change in GAAP under this Section 1.2(b), and (ii) such ratio or requirement shall be computed in accordance with this Agreement in conformity with GAAP as then in effect.

1.3           Interpretation, etc.. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context requires otherwise or otherwise specified in any applicable Credit Document, (a) reference to any Person includes that Person’s successors and assignees, (b) any definition of or reference to any Credit Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein or therein); provided, that references to any Credit Document, agreement, instrument or other document “as in effect on the Closing Date” herein shall be construed as referring to such Credit Document, agreement, instrument or other document as in effect on the Closing Date, without giving effect to any amendments, supplements, or modifications on or after the Closing Date, (c) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, and (d) unless otherwise specified, all references herein to times of day shall be references to Denver, Colorado time.

1.4           Interest Rates; LIBOR Notification. The interest rate on a Loan may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable Laws, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Rate Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.13(b)(iii), of any change to the reference rate upon which the interest rate on LIBOR Rate Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including (a) any such alternative, successor or replacement rate implemented pursuant to Section 2.13(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (b) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.13(b)(ii)), including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 2.          LOANS

2.1           Delayed Draw Term Loans.

(a)           Generally.

(i)             During the Draw Period, subject to the terms and conditions hereof, each Lender severally agrees from time to time to make loans to the Borrower in an aggregate original principal amount up to but not exceeding its Delayed Draw Commitment.

(ii)           During the Draw Period, the aggregate available Delayed Draw Commitments of the Lenders on any Credit Date shall be equal to the Commitment Availability on such Credit Date.

(iii)          The Delayed Draw Commitments shall expire on the Delayed Draw Commitment Termination Date and no new Loans shall be funded after such date.

(iv)          Amounts paid or prepaid in respect of any Loan may not be reborrowed.

(b)            Borrowing Mechanics for Loans.

(i)            Loans made on any Credit Date shall be in a minimum original principal amount of $5,000,000; provided, that if the Undrawn Amount on a Credit Date is less than $5,000,000, Loans made on such Credit Date may be in an original principal amount of less than $5,000,000.

(ii)           Whenever the Borrower desires that the Lenders make a Loan, the Borrower shall deliver to the Administrative Agent a fully executed Funding Notice together with an Available Amount Certificate no later than 11:00 a.m. at least five (5) Business Days in advance of the proposed Credit Date. Each such Funding Notice shall be irrevocable, and shall (A) specify the aggregate amount of the requested Loans, (B) specify the Borrower’s Interest Rate selection and Interest Period (if applicable), (C) set forth the Weighted Effective Fixed Interest Rate of such proposed Loan, and (D) reflect sufficient Commitment Availability for the requested Loans.

(iii)          The Lenders shall, upon satisfaction of the conditions precedent specified herein, make the amount of the Loan requested available to the Borrower not later than 4:00 p.m. on the proposed Credit Date by wire transfer of same day funds in Dollars, to such account as may be designated in writing to the Administrative Agent by the Borrower.

(iv)          Unless otherwise permitted by the Administrative Agent in its sole discretion, there shall be no more than one (1) Credit Date in any single calendar quarter.

(c)           Principal Repayment. The Borrower shall repay the outstanding principal balance of each Loan on each Payment Date in accordance with the applicable Loan Amortization Schedule. Notwithstanding anything herein to the contrary, the entire outstanding principal balance of each Loan shall be due and payable in full in cash on the applicable Maturity Date of such Loan.

2.2           Use of Proceeds. The proceeds of the Loans shall be applied by the Borrower to finance the acquisition of Eligible Receivables from the Originator on the applicable Credit Date pursuant to the Purchase Agreement. No portion of the proceeds of any Credit Extension shall be used in any manner that causes such Credit Extension or the application by the Borrower of such proceeds to violate Regulation T or Regulation U of the Board of Governors of the Federal Reserve System or the Exchange Act.

2.3           Notes. If so requested by any Lender prior to the Closing Date, or upon two (2) Business Days prior written notice at any time after the Closing Date, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.5) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes, as so requested, to evidence the Loans.

2.4           Interest on Loans.

(a)           Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) as follows: (i) if a Base Rate Loan, at the Alternate Base Rate plus the Applicable Margin, (ii) if a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin, or (iii) if a Quoted Rate Loan, at the Quoted Rate.

(b)           Interest payable pursuant to Section 2.4(a) shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the related Credit Date or the first day of an Interest Period applicable to such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

(c)           Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on (i) each Payment Date, (ii) with respect to any prepayment, in whole or in part, of such Loan, the date of such prepayment in an amount equal to the interest accrued and unpaid on the amount so prepaid to the date of prepayment, and (iii) its applicable Maturity Date.

2.5           Default Interest. Upon the occurrence and during the continuance of a Default or Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable Law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable Debtor Relief Laws) payable on demand by the Administrative Agent, at a rate that is 2.00% per annum in excess of the Interest Rate (or if no applicable Interest Rate applies to such amounts at such time, at a rate that is 2.00% per annum in excess of the Alternate Base Rate) (the “Default Funding Rate”) otherwise payable hereunder with respect to the Loans until no Default or Event of Default is then continuing. Payment or acceptance of the increased rates of interest provided for in this Section 2.5 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or the Lenders.

2.6           Fees.

(a)           Unused Commitment Fee. Accruing from the Closing Date until the Delayed Draw Commitment Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its pro rata share of the Delayed Draw Commitments, a nonrefundable unused commitment fee (each an “Unused Commitment Fee”) equal to 0.25% (computed on the basis of a year of 360 days, as the case may be, and actual days elapsed) multiplied by the average daily Undrawn Amount. All Unused Commitment Fees shall be payable in arrears on each Payment Date.

(b)           Other Fees. The Borrower agrees to pay to the Administrative Agent such other fees as agreed in the Fee Letter.

2.7            Voluntary Prepayments; Right to Prepay. The Borrower shall have the right at its option from time to time after the Draw Period, to prepay all outstanding Loans in whole without premium or penalty (except as provided in Sections 2.14 and 2.15 and 9.2). Whenever the Borrower desires to prepay all outstanding Loans, it shall provide a prepayment notice to the Administrative Agent by 11:00 a.m. at least three (3) Business Days prior to the date of such prepayment, setting forth the following information:

(i)            the date, which shall be a Business Day, on which the proposed prepayment is to be made; and

(ii)           the total principal amount of such prepayment.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Any prepayment hereunder shall include all interest and fees due and payable with respect to the Loan and any Close-Out Amount (as defined in the ISDA) due and payable by the Borrower to the Hedge Counterparty pursuant to the ISDA, and shall be subject to the Borrower’s obligation to indemnify the Lenders under Section 2.14.

2.8           Mandatory Prepayments.

(a)           Receivable Repurchase Events. Upon the occurrence of a Receivable Repurchase Event with respect to any Receivable, the Borrower shall prepay all applicable Loans used to finance the affected Receivables in an amount equal to the Receivable Purchase Price for each affected Receivable (to be applied to installments of such Loans in inverse order of scheduled maturities).

(b)           Overadvance. If the aggregate amount of the Loans at any time exceeds the Delayed Draw Commitments, the Borrower shall prepay the Loans in such amounts as shall be necessary so that the Loans do not exceed the Delayed Draw Commitments (to be applied to installments of the Loan with the latest Maturity Date in inverse order).

(c)            Sales of Receivables Following the Draw Period. Upon the receipt of proceeds from the sale of Receivables pursuant to Section 6.14(a)(ii), the Borrower shall contemporaneously repay all outstanding Secured Obligations in full with the proceeds of such sale.

(d)            AT&T Prepayment. In the event that AT&T prepays any Receivable, the Borrower shall contemporaneously prepay the applicable Loan used to finance the Receivable so prepaid in an amount equal to the prepayment by AT&T (to be applied to installments of such Loan in inverse order of scheduled maturities).

(e)            Prepayment Certificate. Concurrently with any prepayment of any Loan pursuant to Sections 2.8(a), (b), (c), or (d), the Borrower shall deliver, or cause to be delivered, to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount prepaid.

(f)            Interest Payments; Application Among Interest Rate Options. All prepayments pursuant to this Section 2.08 shall be accompanied by accrued and unpaid interest upon the principal amount of each such prepayment. In accordance with Section 2.14, the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against LIBOR Rate Loans or Quoted Rate Loans on any day other than the last day of the applicable Interest Period.

2.9            Controlled Accounts.

(a)            On or prior to the date hereof, the Borrower shall cause to be established and maintained, a deposit account at the Collection Account Bank, in the name of the Borrower, designated as the Collection Account, as to which the Administrative Agent has control for the benefit of the Secured Parties within the meaning of Section 9-104(a)(2) of the UCC pursuant to the Control Agreement.

(b)           All income from amounts on deposit in the Collection Account shall be retained in the Collection Account and shall be applied, at the direction of the Servicer, in accordance with Section 2.10. The Borrower shall treat all income from amounts on deposit in the Collection Account as its income for U.S. federal, state and local income tax purposes.

2.10            Application of Collections.

(a)            So long as no Event of Default has occurred and is continuing, the Servicer will, by 1:00 p.m. on each Payment Date, apply all Collections then on deposit in the Collection Account (after giving effect to any withdrawals in accordance with Section 2.10(b) but before giving effect to any withdrawals in accordance with Section 2.10(d)) as follows:

(i)            First, on a pari passu basis, (A) to the Collection Account Bank, the Collection Account Bank Fees, reimbursable expenses and indemnification amounts of the Collection Account Bank accrued and unpaid as of such date, and (B) to the Administrative Agent, to pay any other accrued but unpaid fees, indemnities, and expenses and indemnification amounts of the Administrative Agent in connection with this Agreement and any other Credit Document;

(ii)            Second, to the Servicer, any accrued and unpaid Servicing Fees or reimbursable expenses due under the Servicing Agreement;

(iii)           Third, to the Administrative Agent for the benefit of the Lenders, to pay all accrued but unpaid interest, fees and expenses and indemnification amounts of the Lenders in connection with this Agreement and any other Credit Document;

(iv)          Fourth, to the Administrative Agent for the benefit of the Lenders, the aggregate amount of principal payments due with respect to each outstanding Loan on such date as reflected in each Loan Amortization Schedule, to be applied to principal of the Loans in accordance with each Loan Amortization Schedule; and

(v)           Fifth, to CoBank, for payment or cash collateralization (if agreed by CoBank) of that portion of Other Liabilities then outstanding.

(b)           The Borrower may cause funds to be withdrawn from the Collection Account to pay to the Person entitled thereto any amounts credited thereto constituting Excluded Amounts if the Borrower has, prior to such withdrawal and consent, delivered to the Administrative Agent a certificate setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Administrative Agent, which certificate shall include a brief description of the facts and circumstances supporting such request and designate a date for the payment of such reimbursement, which date shall not be earlier than two (2) Business Days following delivery of such certificate.

(c)            The Servicer shall withdraw funds from the Collection Account and pay the same to the Administrative Agent as necessary to make any payment required by this Agreement.

(d)           Subject to the conditions in Section 3.3, the Borrower shall be entitled to an Annual Distribution out of funds held in the Collection Account once per calendar year.

2.11         General Provisions Regarding Payments.

(a)            All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent, for the account of the Administrative Agent or the Lenders, as applicable, not later than 3:00 p.m. on the date due via wire transfer of immediately available funds to:

(or at such other location or bank account as may be designated by the Administrative Agent from time to time); funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next Business Day.

(b)           All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c)           The Administrative Agent shall give prompt notice to the Borrower and each Lender (confirmed in writing) if any payment is not made in conformity with this Section 2.11. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Funding Rate from the date such amount was due and payable until the date such amount is paid in full.

(d)           If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro-rata share of the amount such Lender is entitled hereunder, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other Obligations owing them, provided that:

(i)             if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest other than interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii)           the provisions of this Section 2.11(d) shall not be construed to apply to (x) any payment made by the Transaction Parties pursuant to and in accordance with the express terms of the Credit Documents, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.11(d) shall apply).

Each Transaction Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Transaction Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Transaction Party in the amount of such participation. This Section 2.11(d) shall not apply to any action taken by CoBank with respect to any CoBank Equities held by the Borrower, including pursuant to Section 9.3.

2.12         LIBOR Illegality. If any Lender determines that any Change in Law has made it unlawful for any Lender to make, maintain or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the Adjusted LIBOR Rate, or if any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, all LIBOR Rate Loans of such Lender shall convert to Base Rate Loans (either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans). Upon any such conversion, the Borrower shall also pay accrued and unpaid interest and all other amounts payable by the Borrower under this Agreement (including amounts payable under Section 2.14) on the amount so converted.

2.13           LIBOR Rate Unavailable; Effect of Benchmark Transition Event.

(a)            Inability to Determine Rate; Cost. If prior to the commencement of any Interest Period for any LIBOR Rate Loan:

(i)             the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that either Dollar deposits are not being offered to banks in the London interbank LIBOR Rate market or that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; provided that, no Benchmark Transition Event shall have occurred at such time; or

(ii)            the Required Lenders determine (which determination shall be conclusive and binding absent manifest error) that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any and all LIBOR Rate Loans (upon the expiration of the Interest Period applicable thereto) shall accrue interest as Base Rate Loans.

(b)           Effect of Benchmark Transition Event.

(i)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders (which written notice will specify the provisions of such amendment to which such Lender objects). Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 2.13(b) will occur prior to the applicable Benchmark Transition Start Date.

(ii)            Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)           Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.13(b) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.13(b).

(iv)          Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower shall promptly revoke any request for a LIBOR Rate Loan. During any Benchmark Unavailability Period, the component of the Alternate Base Rate based upon the Adjusted LIBOR Rate will not be used in any determination of Alternate Base Rate.

2.14         Indemnity. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)            any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.14, (x) each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded, and (y) with respect to Quoted Rate Loans, each Lender shall calculate such amounts in accordance with reasonable methodology established and consistently applied by such Lender.

2.15         Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Lender;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Delayed Draw Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in this Section 2.15 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

2.16         Taxes.

(a)           FATCA. For purposes of this Section 2.16, the term “applicable Law” includes FATCA.

(b)           Payments Free of Taxes. Any and all payments by or on account of any obligation of any Transaction Party hereunder or under any other Credit Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Transaction Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           Payment of Other Taxes by the Borrower. The Transaction Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)           Indemnification by the Borrower. The Transaction Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Transaction Parties shall, and does hereby agree to, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 2.16 (e) below.

(e)           Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the applicable Transaction Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Transaction Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Transaction Party to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.16(g)(ii)(A), (g)(ii)(B) and (g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower:

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed originals of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a Tax Compliance Certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.17         Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 2.15, or requires any Transaction Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.16, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.17(a) above, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.5), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.16) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.5;

(ii)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)           in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)          such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.18         Survival. Each party’s obligations under Section 2.12, 2.13, 2.14, 2.15, and 2.16, 2.17 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Delayed Draw Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.19         CoBank Capital Plan.

(a)           Each party hereto acknowledges that CoBank’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (i) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with CoBank, (ii) the Borrower’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. CoBank reserves the right to assign or sell participations in all or any part of its Delayed Draw Commitments or outstanding Loans hereunder on a non-patronage basis.

(b)           Each party hereto acknowledges that CoBank has a statutory first lien pursuant to the Farm Credit Act of 1971 on all CoBank Equities that the Borrower may now own or hereafter acquire, which statutory lien shall be for CoBank’s sole and exclusive benefit. Notwithstanding anything herein or in any other Credit Document to the contrary, the CoBank Equities shall not constitute security for the Secured Obligations due to any other Secured Party. To the extent that any of the Credit Documents create a Lien on the CoBank Equities or on patronage accrued by CoBank for the account of the Borrower (including, in each case, proceeds thereof), such Lien shall be for CoBank’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder. Neither the CoBank Equities nor any accrued patronage shall be offset against the Secured Obligations except that, in the event of an Event of Default, CoBank may elect, solely at its discretion, to apply the cash portion of any patronage distribution or retirement of equity to amounts owed to CoBank under this Agreement, whether or not such amounts are currently due and payable. The Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Borrower. CoBank shall have no obligation to retire the CoBank Equities upon any Event of Default, Default or any other default by the Borrower or any other Transaction Party, or at any other time, either for application to the Secured Obligations or otherwise.

SECTION 3.          CONDITIONS PRECEDENT

3.1           Closing Date. The effectiveness of this Agreement and the effectiveness of the Delayed Draw Commitments of the Lenders is subject to the satisfaction, or waiver in accordance with Section 9.4, of the following conditions on or before the Closing Date:

(a)           Credit Documents. The Administrative Agent shall have received copies of each Credit Document originally executed and delivered by each applicable Transaction Party and the Collection Account Bank, as applicable, and the original, executed membership interests of the Borrower representing 100% of all outstanding membership interests of the Borrower, along with executed assignments in blank with respect thereto.

(b)           Organizational Documents; Incumbency. The Administrative Agent shall have received copies of (i) each Organizational Document executed and delivered by each Transaction Party, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, (ii) signature and incumbency certificates of the officers of each Transaction Party, (iii) resolutions of the board of directors, board of managers, managing member or similar governing body of each Transaction Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, as applicable, or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary or manager as being in full force and effect without modification or amendment, and (iv) a good standing certificate from the applicable Governmental Authority of each Transaction Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date;

(c)           Representations and Warranties. All representations and warranties of the Transaction Parties set forth in this Agreement and the other Credit Documents shall have been true and correct in all material respects, except that such representations and warranties that are qualified in this Agreement by reference to materiality or a Material Adverse Effect shall have been true and correct in all respects, as of the Closing Date (or, if such representation or warranty makes reference to an earlier date, as of such earlier date).

(d)            Collateral. In order to create in favor of the Administrative Agent, for the benefit of Secured Parties, a valid, perfected first priority Lien in the Collateral, the Administrative Agent shall have received:

(i)            evidence satisfactory to the Administrative Agent of the compliance by the Credit Parties with their obligations under the Collateral Documents and the Related Agreements (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit accounts as provided therein);

(ii)            the results of a recent search of all effective UCC financing statements (or equivalent filings) made with respect to any personal property of the Borrower in Delaware and Commnet Wireless in Delaware, together with copies of all such filings disclosed by such search, which shall be provided by the Credit Parties;

(iii)            lien releases and UCC financing statement amendments (or similar documents) duly approved by all applicable Persons for filing in all applicable jurisdictions as may be necessary to release any liens and amend any effective UCC financing statements (or equivalent filings), respectively, disclosed in such searches with respect to the Collateral (other than any UCC financing statement filed in connection with the transactions contemplated under the Credit Documents); and

(iv)            evidence that each of the Borrower and Commnet Wireless shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Administrative Agent.

(e)            Financial Statements; Forecasts. The Administrative Agent shall have received from the Credit Parties (i) any historical financial information regarding the Credit Parties requested by the Administrative Agent, (ii) any financial projections, origination projections, and cash uses and sources reports with respect to the Credit Parties requested by the Administrative Agent, (iii) the unaudited annual consolidated balance sheet, statement of income, stockholders’ equity and cash flows of AT&T Mobility LLC with respect to the Fiscal Year 2018, and (iv) any other financial information regarding the Credit Parties as the Administrative Agent may reasonably request.

(f)            Opinions of Counsel to Transaction Parties. The Administrative Agent shall have received originally executed copies of the favorable written opinions of Morgan Lewis Bockius LLP, counsel for the Transaction Parties, as to (i) corporate and enforceability matters, (ii) the creation and perfection of the security interests (A) in favor of the Administrative Agent in the Collateral under the Collateral Documents and (B) in favor of the Borrower in the Receivables under the Purchase Agreement, (iii) true sale and nonconsolidation matters, (iv) non-contravention of the Contract, and (v) such other matters as the Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(g)           Fees and Expenses. The Credit Parties shall have paid to the Administrative Agent the fees payable on the Closing Date referred to in the Fee Letter and all outstanding expenses of the Administrative Agent and Lenders shall have been paid by the Credit Parties or reimbursed to the Administrative Agent and Lenders.

(h)           Solvency Certificates. On the Closing Date, the Administrative Agent shall have received Solvency Certificates from each Credit Party dated as of the Closing Date and addressed to the Administrative Agent, attesting that before and after giving effect to the Closing Date, such Credit Party is Solvent.

(i)            Closing Date Certificates. Each Credit Party shall have delivered to the Administrative Agent an originally executed Closing Date Certificate attaching a true, complete and correct copy of the Contract.

(j)            Cash Management. The Borrower shall have delivered to the Administrative Agent an originally executed CoBank Cash Management Agreement.

(k)            Insurance. The Administrative Agent shall have received evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto naming the Administrative Agent as additional insured, mortgagee and lender loss payee, as applicable.

(l)            CoBank Equity. The Administrative Agent shall have received evidence that the Borrower has made a minimum equity investment of $1,000 in CoBank.

(m)           Know Your Customer; Beneficial Ownership. The Administrative Agent shall have received at least five (5) Business Days prior to the Closing Date, (A) all documentation and other information requested by (or on behalf of) any Lender in order to comply with requirements of Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions and (B) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

(n)           Cash Management and Reporting Systems. The Administrative Agent shall be satisfied, in its sole discretion, with each of the Borrower’s, the Servicer’s and the Originator’s cash management systems and each of the Borrower’s, the Servicer’s, and the Originator’s operating and reporting procedures and systems, and the Borrower shall have executed account control agreements and acknowledgements satisfactory to the Administrative Agent in its sole discretion.

(o)           Closing Date Equity Contribution. The Administrative Agent shall have received evidence that Commnet Wireless has made a cash equity contribution to the Borrower in an amount equal to at least $1,250,000.

(p)           Other Items. The Administrative Agent shall have received such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

3.2           Conditions to Each Credit Extension.

(a)            Conditions Precedent. The obligation of the Lenders to make any Loan on any Credit Date is subject to the satisfaction, or waiver in accordance with Section 9.4, of the following conditions precedent:

(i)            each Credit Document shall be in full force and effect, shall include terms and provisions reasonably satisfactory to the Administrative Agent (provided that the terms and provisions set forth in the Credit Documents as of the Closing Date shall be deemed satisfactory to the Administrative Agent) and no provision thereof shall have been amended, restated, supplemented, modified or waived in any respect determined by the Administrative Agent to be material, in each case, without the consent of the Administrative Agent;

(ii)            the Administrative Agent shall have received a Funding Notice executed by an Authorized Officer of the Borrower, together with an Available Amount Certificate, in each case, at least five (5) Business Days prior to such Credit Date, providing the information described in Section 2.1(b)(ii), and evidencing sufficient Commitment Availability with respect to the requested Loan, together with an updated schedule of Receivables including the Receivables to be pledged in connection with the Loan, such schedule to (A) be in an electronic file format reasonably satisfactory to the Administrative Agent and (B) set forth any other information reasonably requested by the Administrative Agent with respect to such Credit Date;

(iii)           as of such Credit Date, the representations and warranties made by the applicable Transaction Parties contained herein and in the other Credit Documents to which it is a party shall be true and correct in all material respects (except that such representations and warranties that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such representations and warranties that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of such earlier date;

(iv)          as of such Credit Date, both before and after giving effect to such Loan, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;

(v)           the interest rate of the Proposed Loan shall be fully fixed from such Credit Date until the Maturity Date of such Loan pursuant to a Credit Date Hedge in form and substance satisfactory to the Administrative Agent;

(vi)          the Administrative Agent shall have delivered to the Borrower a Loan Amortization Schedule with respect to such Loan, setting forth the schedule of principal payments due with respect to such Loan; and

(vii)         as of such Credit Date, the Administrative Agent shall have received a true and correct fully executed copy of the Assignment evidencing the sale of the Receivables to be sold by the Originator to the Borrower on such Credit Date.

The Administrative Agent shall be entitled, but not obligated, to request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the Administrative Agent confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent, such request is warranted under the circumstances.

3.3           Conditions to Annual Distributions.

(a)            Annual Distribution. Within fifteen (15) Business Days after the date that the Credit Parties have delivered to the Administrative Agent (1) the financial statements certified by a Financial Officer of Commnet Wireless with respect to the Fiscal Year 2021 that are required to be delivered pursuant to Section 5.9(a), and (2) the Forecasted Cash Flow Statement required to be delivered with such financial statements pursuant to Section 5.1(b) (and in any event after the Draw Period has expired), the Servicer may release funds out of the Collection Account to (or at the direction of) the Borrower in an amount no greater than the Permitted Annual Distribution Amount, subject to the satisfaction, or waiver in accordance with Section 9.4, of the following conditions precedent:

(i)            each Credit Document shall be in full force and effect, shall include terms and provisions reasonably satisfactory to the Administrative Agent (provided that the terms and provisions set forth in the Credit Documents as of the Closing Date shall be deemed satisfactory to the Administrative Agent) and no provision thereof shall have been amended, restated, supplemented, modified or waived in any respect determined by the Administrative Agent to be material, in each case, without the consent of the Administrative Agent;

(ii)           the Administrative Agent shall have received an Annual Distribution Request executed by an Authorized Officer of the Borrower by no later than 11:00 a.m. five (5) Business Days prior to the date on which the Borrower proposes to make an Annual Distribution (the “Annual Distribution Date”), calculating the Permitted Annual Distribution Amount, and setting forth any other information reasonably requested by the Administrative Agent with respect to such Annual Distribution Date;

(iii)          as of such Annual Distribution Date, the representations and warranties made by the applicable Transaction Parties contained herein and in the other Credit Documents to which it is a party shall be true and correct in all material respects (except that such representations and warranties that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of such Annual Distribution Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such representations and warranties that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of such earlier date;

(iv)          as of such Annual Distribution Date, AT&T is no more than five (5) Business Days late in depositing when due any Scheduled Receivable Payment or other Collections with respect to any Receivable into the Collection Account;

(v)           as of such Annual Distribution Date, no Receivable is subject to any litigation and AT&T has not asserted any right of rescission, set-off, counterclaim, recoupment, or other defense with respect to a Receivable;

(vi)          as of such Annual Distribution Date, no court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over AT&T or its properties has (a) asserted the invalidity of a Receivable, or (b) sought a determination or ruling that, if adversely determined, could materially and adversely affect the validity or enforceability of a Receivable; and

(vii)         as of such Annual Distribution Date, no event shall have occurred and be continuing or would result from such release of funds from the Collection Account to the Borrower that would constitute an Event of Default or a Default.

The Administrative Agent shall be entitled, but not obligated, to request and receive, prior to the release of any funds from the Collection Account to the Borrower, additional information reasonably satisfactory to the Administrative Agent confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent, such request is warranted under the circumstances.

(b)           Annual Distribution Limitation. Notwithstanding anything to the contrary herein, unless otherwise permitted by the Administrative Agent in its sole and absolute discretion, no more than one (1) Annual Distribution shall be made per calendar year.

SECTION 4.           REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement, to make each Credit Extension to be made hereunder, and to permit each Annual Distribution hereunder, each Credit Party represents and warrants, as to itself, to the Administrative Agent and the Lenders, on the Closing Date, on each Credit Date and each Annual Distribution Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the transactions contemplated by the Credit Documents):

4.1           Organization; Requisite Power and Authority; Qualification; Other Names. Each Credit Party (a) is duly organized or formed, validly existing and in good standing under the laws of the State of its organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party, and to carry out the transactions contemplated thereby and fulfill its Obligations thereunder, and (c) is qualified to do business and is in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect. Neither the Borrower nor Commnet Wireless operates or does business under any assumed, trade or fictitious name. The Borrower has no Subsidiaries.

4.2           Due Authorization. The execution, delivery and performance of the Credit Documents to which each Credit Party is a party have been duly authorized by all necessary action on the part of such Credit Party.

4.3           No Conflict. The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not (a)(i) violate any provision of any Law or any governmental rule or regulation applicable to such Credit Party, except as would not reasonably be expected to have a Material Adverse Effect, (ii) violate any of the Organizational Documents of such Credit Party, or (iii) violate any order, judgment or decree of any court or other agency of government binding on such Credit Party, (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Credit Party (including, without limitation, the Contractual Obligations of Commnet Wireless under the Contract), (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Credit Party (other than any Permitted Liens), or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of such Credit Party, except for such approvals or consents which will be obtained on or before the Closing Date and delivered to the Administrative Agent.

4.4           Governmental and Other Consents. The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, permit, license, authorization, plan or directive from, notice to, or other action to, with or by, any Governmental Authority or any other Person, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Administrative Agent for filing and/or recordation, as of the Closing Date.

4.5           Binding Obligation. Each Credit Document to which each Credit Party is a party has been duly executed and delivered by such Credit Party and is the legally valid and binding obligation of such Credit Party and is in full force and effect, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.6           Receivables. Each Receivable that is identified by the Borrower as an Eligible Receivable on an Available Amount Certificate or Funding Notice satisfies the Eligibility Criteria.

4.7           No Material Adverse Effect. Since December 31, 2018, no event, circumstance or change has occurred that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect.

4.8           No Change of Control. No Change of Control has occurred other than with the prior written consent of the Administrative Agent.

4.9           Adverse Proceedings, etc.. There are no Adverse Proceedings pending against any Credit Party, except (a) Adverse Proceedings affecting the telecommunications industry generally and (b) Adverse Proceedings that, if adversely determined, could not reasonably be expected to have a Material Adverse Effect. No Credit Party is (x) in violation of any applicable Laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (y) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.10         Payment of Taxes. Except as otherwise permitted under Section 5.3, (a) all U.S. federal income tax returns and all other material tax returns and reports of the Borrower and Commnet Wireless required to be filed have been timely filed, and (b) all U.S. federal income Taxes and all other material Taxes due and payable, and all assessments, fees and other governmental charges upon the Borrower and Commnet Wireless and upon its properties, assets, income, businesses and franchises which are due and payable have been timely paid when due and payable. Neither the Borrower nor Commnet Wireless knows of any threatened or proposed Tax assessment against it which is not being actively contested by the Borrower or Commnet Wireless, as applicable, in good faith and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.11         Title to Assets. The Borrower has good and valid title to all of its assets reflected in the most recent financial statements delivered pursuant to Section 5.9. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens, other than Permitted Liens.

4.12         No Indebtedness. The Borrower does not have any Indebtedness, other than Indebtedness incurred under (or contemplated by) the terms of this Agreement and the other Credit Documents.

4.13         No Defaults. No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and to each Credit Party’s knowledge, no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where, (a) such defaults have been waived, or (b) individually or in the aggregate, the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.14         Governmental Regulation. The Borrower is not subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Secured Obligations unenforceable. The Borrower is not a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.15         Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to the Borrower will be used directly or indirectly to purchase or carry any such Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock, to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulations T or U of the Board of Governors of the Federal Reserve System.

4.16         Certain Fees. No broker’s or finder’s fee or commission will be payable by the Borrower or Commnet Wireless with respect to this Agreement or any of the transactions contemplated hereby.

4.17         Solvency and Fraudulent Conveyance. The Borrower is and, upon the incurrence of any Credit Extension by the Borrower on any date on which this representation and warranty is made, will be, Solvent. No Credit Party is transferring any Collateral with any intent to hinder, delay or defraud any of its creditors. No Credit Party shall use the proceeds from the transactions contemplated by this Agreement to give preference to any class of creditors. The Borrower has given fair consideration and reasonably equivalent value in exchange for the sale of the Receivables under the Purchase Agreement.

4.18         Compliance with Statutes, etc.. Each Credit Party is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.19         Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or at the direction of any Credit Party to the Administrative Agent or the Lenders in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable at the time. There are no facts known to any Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Administrative Agent or the Lenders for use in connection with the transactions contemplated hereby.

4.20         Anti-Corruption; Anti-Terrorism and Sanctions.

(a)           Each of the Credit Parties and their respective Subsidiaries, Affiliates, and to the knowledge of the Borrower, their officers, directors, employees and agents are in compliance, in all material respects, with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(b)           The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Credit Parties and their respective Subsidiaries, Affiliates, officers, directors, employees and agents with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(c)           None of the Credit Parties or their respective Subsidiaries, Affiliates, and to the knowledge of the Borrower, their officers, directors, employees or agents are Sanctioned Persons or have engaged in, or are now engaged in, or will engage in, any dealings or transactions with any Sanctioned Person.

(d)           No Credit Extension, use of proceeds or other transaction contemplated by this Agreement will violate any applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws or (iii) Sanctions.

(e)           The Credit Parties have provided to the Administrative Agent and the Lenders all information requested by the Administrative Agent and the Lenders regarding the Credit Parties and their respective Subsidiaries, Affiliates, officers, directors, employees and agents that is necessary for the Administrative Agent and the Lenders to collect to comply with applicable Anti-Corruption Laws, Anti-Terrorism Laws, Sanctions and other Laws.

4.21         Security Interest.

(a)            The Security Agreement creates a valid and continuing security interest (as defined in the UCC) in the Collateral (as defined thereunder) in favor of the Administrative Agent, for the benefit of the Secured Parties, which security interest is prior to all other liens (other than Permitted Liens that have priority to the security interest of the Administrative Agent under applicable Law);

(b)           Immediately upon the pledge by the Borrower of the Receivables and the Other Conveyed Property to the Administrative Agent under the Security Agreement, the Administrative Agent, for the benefit of the Secured Parties, shall have a valid and enforceable security interest in the Collateral, free and clear of all liens, encumbrances, security interests and rights of others; and

(c)           All filings (including, without limitation, UCC filings or other actions) necessary in any jurisdiction to give the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in all assets of the Borrower have been made, given, taken or performed.

4.22         Payment Instructions; etc.. The Servicer has instructed AT&T with respect to any Receivables to pay all Collections directly into the Collection Account. To the extent that the Servicer receives any payments with respect to the Receivables (including Close-out Costs), the Servicer will deposit such amounts in the Collection Account on the same Business Day received. The Collection Account is maintained solely in the name of the Borrower. The Borrower has not granted any Person, other than the Administrative Agent as contemplated by this Agreement, dominion and control of the Collection Account, or the right to take dominion and control of the Collection Account at a future time or upon the occurrence of a future event.

4.23         Qualified ECP Guarantor. Each Credit Party is a Qualified ECP Guarantor.

SECTION 5.           AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Delayed Draw Commitment is in effect and until payment in full of all of the Secured Obligations, it shall perform all covenants applicable to it in this Section 5.

5.1           Reports. The applicable Credit Parties specified below shall deliver, or cause to be delivered, to the Administrative Agent:

(a)           Collateral Reporting. On each Credit Date, the Borrower shall deliver an Available Amount Certificate to the Administrative Agent, in form and substance satisfactory to the Administrative Agent. Each Available Amount Certificate delivered to the Administrative Agent shall bear a signed statement by an Authorized Officer certifying the accuracy and completeness of all information included therein. The execution and delivery of an Available Amount Certificate shall in each instance constitute a representation and warranty by the Borrower to the Lenders that each Receivable included therein satisfies the Eligibility Criteria. In the event any Funding Notice or Available Amount Certificate with respect to a Loan or other information required by this Section 5.1(a) is delivered to the Administrative Agent by the Borrower electronically or otherwise without signature, such Funding Notice, Available Amount Certificate or other information shall, upon such delivery, be deemed to be signed and certified on behalf of the Borrower by an Authorized Officer and constitute a representation to the Administrative Agent as to the authenticity thereof. The Administrative Agent shall have the right to review and adjust any such calculation of the Available Amount to reflect exclusions from Eligible Receivables or such other matters as are necessary to determine the Available Amount, but in each case, only to the extent the Administrative Agent is expressly provided such discretion by this Agreement.

(b)           Forecasted Cash Flow Statement. Together with each delivery of financial statements pursuant to Section 5.9(a), the Borrower shall provide a detailed forecast of all revenue, operating expenses and debt service obligations of the Borrower for the upcoming twelve months (such detailed forecast, the “Forecasted Cash Flow Statement”).

(c)            Notice of Default, Servicer Default, and Servicer Termination Event. Promptly upon any Authorized Officer of any Credit Party obtaining knowledge (i) of any condition or event that constitutes a Default, an Event of Default, a Servicer Default, or a Servicer Termination Event, (ii) that any Person has given any notice to any Credit Party or taken any other action with respect to any event or condition set forth in Section 7.1, or (iii) of the occurrence of any event or change that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect, a certificate of one of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, Servicer Default, Servicer Termination Event, event or condition, and what action the applicable Credit Party has taken, is taking and proposes to take with respect thereto;

(d)           Notice of Litigation. Promptly upon any Authorized Officer of any Credit Party obtaining actual knowledge of (i) the institution of, or non-frivolous threat of, (A) any Adverse Proceeding against the Borrower, or (B) any Adverse Proceeding against the Servicer that involves a claim or series of claims equal to or in excess of $10,000,000, or that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or (ii) any material development in any Adverse Proceeding against any Credit Party that, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Credit Parties to enable the Administrative Agent and its counsel to evaluate such matters;

(e)            Breach of Representations and Warranties. Promptly upon any Credit Party becoming aware of a material breach with respect to any representation or warranty made or deemed made by any Credit Party in any Credit Document or in any certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith, a certificate of an Authorized Officer specifying the nature and period of existence of such breach and what action such Credit Party has taken, is taking and proposes to take with respect thereto;

(f)            Information Regarding Collateral. The Borrower will furnish to the Administrative Agent prior written notice of any change to its (i) corporate name, (ii) identity, organizational structure or jurisdiction of organization, or (iii) Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower agrees to promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed; and

(g)            Tax Returns. As soon as practicable and in any event within fifteen (15) days following the filing thereof, the Borrower shall provide to the Administrative Agent copies of each U.S. federal income tax return or information return or report filed by Commnet Wireless and its consolidated subsidiaries.

5.2            Existence. Each Credit Party shall at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business.

5.3            Payment of Taxes and Claims. The Borrower and Commnet Wireless shall pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by Law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contested proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. The Borrower and Commnet Wireless shall not file or consent to the filing of any consolidated income tax return with any Person.

5.4           Compliance with Laws.

(a)           Each Credit Party shall comply with the requirements of all applicable Laws, rules, regulations and orders of any Governmental Authority noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Each Credit Party shall, and shall cause each of its Subsidiaries, Affiliates, officers, directors, employees and agents to, comply with, in all material respects, all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions. The Borrower shall implement and maintain in effect policies and procedures designed to ensure compliance by the Credit Parties and their respective Subsidiaries, Affiliates, officers, directors, employees and agents with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

5.5           Further Assurances. At any time or from time to time upon the request of the Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and take such other actions as the Administrative Agent may reasonably request of such Credit Party in order to effect fully the purposes of the Credit Documents, including providing any Lender with any information reasonably requested pursuant to Section 9.18.

5.6           Separateness. The Borrower acknowledges that the Lenders are entering into this Agreement in reliance upon the Borrower’s identity as a legal entity that is separate from any other Person. Therefore, from and after the date of this Agreement, the Borrower shall take all reasonable steps, including without limitation, all steps that the Administrative Agent may from time to time reasonably request, to maintain the Borrower’s identity as a separate legal entity and to make it manifest to third parties that the Borrower is a separate legal entity. Without limiting the generality of the foregoing, the Borrower agrees that it has not and shall not (except as otherwise provided in the Credit Documents):

(a)           fail to maintain its limited liability company existence and make independent decisions with respect to its daily operations and business affairs and, other than decisions of its member pursuant to the terms of the limited liability company agreement of the Borrower, fail to not to be controlled in making such decisions by any Affiliate thereof or any other Person;

(b)           fail to file its own tax returns, if any, as may be required under applicable Law, to the extent it is (i) not part of a consolidated group filing a consolidated return or returns, or (ii) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable Law;

(c)           (i) maintain an email address used by any Affiliate thereof, or (ii) share a telephone number or facsimile number with any such Affiliate;

(d)           fail to pay its own liabilities only out of its own funds;

(e)           fail to compensate (either directly or through reimbursement of its allocable share of any shared expenses) all employees, consultants and agents, and Affiliates of the Borrower, to the extent applicable, for services provided to the Borrower by such employees, consultants and agents or such Affiliates, in each case, from the Borrower’s own funds; provided, however, that the foregoing shall not require the member of the Borrower to make any additional capital contributions to the Borrower;

(f)            make or declare any dividends or other distributions of cash or property to the holders of its equity securities or make redemptions or repurchases of its equity securities, in either case, on a periodic basis any more frequently than monthly or otherwise, in certain other irregular cases, in accordance with appropriate corporate formalities and consistent with sound business judgment;

(g)           engage, either directly or indirectly, in any business or activity other than the acquisition, ownership, financing and disposition of the Receivables in accordance with the Credit Documents and activities incidental thereto;

(h)           acquire or own any material asset other than the Collateral and proceeds thereof;

(i)            merge into or consolidate with any Person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case, to the extent permitted by Law, the Administrative Agent’s consent;

(j)            fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its formation, or without the prior written consent of the Administrative Agent, amend, modify, change, repeal, terminate or fail to comply with the provisions of the Borrower’s certificate of formation, or its limited liability company agreement, as the case may be;

(k)            own any Subsidiary or make any investment in, any Person or entity without the consent of the Administrative Agent;

(l)            commingle its assets with the assets of any of its general partners, members, Affiliates, principals or any other Person or entity;

(m)          incur any Indebtedness except the Secured Obligations;

(n)           fail to remain Solvent;

(o)           fail to maintain its records, books of account and bank accounts, separate and apart from those of the general partners, members, principals and Affiliates of the Borrower or the Affiliates of a general partner or member of the Borrower or any other Person;

(p)           except for the Credit Documents, and as otherwise expressly permitted by the Credit Documents, enter into any contract or agreement with any other Transaction Party or any general partner, member, principal or Affiliate of any other Transaction Party, except with the Administrative Agent’s consent and upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any general partner, member, principal or Affiliate of Commnet Wireless, any other Transaction Party, or any general partner, member, principal or Affiliate thereof or fail to maintain separate financial statements from those of its general partners, members, principles and Affiliates; provided, however, that the Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of Commnet Wireless and its Affiliates; provided, further, that such consolidated financial statements disclose that the Borrower is a separate legal entity and that its assets are not generally available to satisfy the claims of creditors of Commnet Wireless and its Affiliates;

(q)           seek the dissolution or winding up, in whole or in part, of the Borrower or take any action that would cause the Borrower to become insolvent;

(r)            fail to take reasonable efforts to correct any misunderstanding known to the Borrower regarding the separate identity of the Borrower;

(s)            maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(t)            except as provided in the Credit Documents, assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(u)           except as provided in the Credit Documents, make any loans or advances to any third party, including any general partner, member, principal or Affiliate of the Borrower, or any general partner, member, principal or Affiliate thereof;

(v)           fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or Person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that the Borrower is responsible for the debts of any third party (including any general partner, member, principal or Affiliate of the Borrower, or any general partner, member, principal or Affiliate thereof);

(w)           fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations to the extent there exists sufficient cash flow from Collections to do so after payment of the Secured Obligations, and this provision shall not require the member of the Borrower to make additional capital contributions to the Borrower;

(x)            hold itself out as or be considered as a department or division (other than for tax purposes) of any general partner, principal, member or Affiliate of the Borrower or any other Person or entity;

(y)           fail to allocate fairly and reasonably shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate stationery, invoices and checks;

(z)            acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable;

(aa)          violate or cause to be violated the assumptions made with respect to the Borrower in any opinion letter pertaining to substantive consolidation delivered to the Lenders in connection with the Credit Documents;

(bb)         fail to have Organizational Documents that provide that, so long as the Secured Obligations are outstanding, the Borrower shall not (i) seek the dissolution or winding up in whole, or in part, of the Borrower, or (ii) file or consent to the filing of any petition, either voluntary or involuntary, or commence a case under any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors without the consent of the Independent Manager; and

(cc)          fail to cause its members, managers, directors, officers, agents and other representatives to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower;

(dd)         fail to observe all requisite organizational formalities under Delaware law.

In the event of any inconsistency between the covenants set forth in this Section 5.6 or the other covenants set forth in this Agreement, or in the event that any covenant set forth in this Section 5.6 poses a greater restriction or obligation than is set forth elsewhere in this Agreement, the covenants set forth in this Section 5.6 shall control.

5.7           Cash Management Systems. The Borrower shall establish and maintain cash management systems as set forth below.

(a)           Cash Management System.

(i)            The Borrower shall have established a Collection Account, as described in Section 2.9, into which all Collections in respect of the Receivables shall be deposited, which account shall be subject to the Control Agreement.

(ii)            The Borrower and the Servicer will instruct (or otherwise cause) AT&T to make all payments with respect to Receivables (including Close-out Costs) directly into the Collection Account.

(iii)           The Borrower shall not establish any new cash management system without the prior written consent of the Administrative Agent in its sole discretion, and prior to establishing any such new cash management system, the Borrower shall cause each bank, financial institution or post office box, as applicable, with which it seeks to establish such a cash management system to enter into a control agreement similar to the Control Agreement.

(iv)          Without the prior written consent of the Administrative Agent, the Borrower shall not, in a manner adverse to the Administrative Agent, (A) change the general instructions given to the Servicer in respect of payments on account of Receivables (including Close-out Costs) to be deposited in the Collection Account, or (B) change any instructions given to any bank or financial institution which in any manner redirects the proceeds of any collections in the Collections Account to any account which is not subject to a control agreement in favor of the Administrative Agent.

(v)           The Borrower acknowledges and agrees that the funds on deposit in the Collection Account shall continue to be collateral security for the Secured Obligations secured thereby.

(b)           Receivables Payment Collection. The Borrower and Servicer each agree (i) to instruct or otherwise cause AT&T to make all payments with respect to Receivables (including Close-out Costs) directly to the Collection Account, and (ii) promptly (and, except as set forth in the proviso to this Section 5.7(b), in no event later than three (3) Business Days following receipt) to deposit all Collections received by the Borrower or the Servicer, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders, credit card payments, electronic payments, ACH payments or otherwise, into the Collection Account in precisely the form in which they are received (but with any endorsements of the Borrower or the Servicer, as applicable, necessary for deposit or collection), and until they are so deposited to hold such payments in trust for and as the property of the Administrative Agent.

5.8           Insurance. The Servicer shall maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss and damage of the kinds and of such types, with such insurers, in such amounts, with such limits and deductibles and otherwise on such terms and conditions as customarily carried or maintained by companies of established reputation engaged in similar businesses, and to the extent not previously delivered to the Administrative Agent, will deliver evidence thereof to the Administrative Agent on or prior to the Closing Date and thereafter prior to or upon any expiration thereof, evidence of renewal of such insurance. Subject to Section 5.14, the Servicer will name the Administrative Agent, pursuant to endorsements and assignments in form and substance reasonably satisfactory to the Administrative Agent, as an additional insured in the case of all liability insurance. Unless the Administrative Agent otherwise agrees, all insurance policies required hereunder shall include effective waivers by the insurer of subrogation. Unless the Administrative Agent otherwise agrees, the Servicer shall use commercially reasonable efforts to obtain for all insurance policies of the Servicer required hereunder, endorsements providing that each such insurance policy is non-cancelable except upon 30 days’ (and 10 days’ for non-payment of premiums) prior written notice given by the insurer to the Administrative Agent.

5.9           Financial Statements.

(a)            Annual Financial Statements. As soon as available and no later than the earlier to occur of (i) ten (10) days after the date that the Limited Guarantor is required to file its annual report with the Securities and Exchange Commission as part of its periodic reporting (if the Limited Guarantor is subject to such reporting requirements) and (ii) one hundred (100) days after the end of each Fiscal Year, commencing with the Fiscal Year ended December 31, 2020, Commnet Wireless shall deliver to the Administrative Agent one (1) copy of: (A)(x) the unaudited consolidated balance sheets of Commnet Wireless and its consolidated Subsidiaries (including the Borrower), and (y) the unaudited balance sheets of the Borrower, in each case, as of the end of such Fiscal Year and (B)(x) the unaudited consolidated statements of income, stockholders' equity and cash flows of Commnet Wireless and its consolidated Subsidiaries (including the Borrower), and (y) the unaudited statements of income, stockholders' equity and cash flows of the Borrower, in each case, as of the end of such Fiscal Year and setting forth in comparative form the figures for the previous Fiscal Year and accompanied by a certificate signed by a Financial Officer of Commnet Wireless or another officer of Commnet Wireless acceptable to the Administrative Agent stating that such balance sheet and financial statements present fairly the financial condition and results of operation of Commnet Wireless and its consolidated Subsidiaries and has been prepared in accordance with GAAP consistently applied.

(b)           Quarterly Financial Statements. As soon as available and no later than fifty-five (55) days after the end of each fiscal quarter, Commnet Wireless shall deliver, or cause to be delivered, to the Administrative Agent one (1) copy of: (i)(A) the unaudited consolidated balance sheets of Commnet Wireless and its consolidated Subsidiaries (including the Borrower), and (B) the unaudited balance sheets of the Borrower, in each case, as of the end of such fiscal quarter, and (ii)(A) the unaudited consolidated statements of income, stockholders’ equity and cash flows of Commnet Wireless and its consolidated Subsidiaries (including the Borrower), and (B) the unaudited statements of income, stockholders’ equity and cash flows of the Borrower, in each case, as of the end of such fiscal quarter and prepared and presented in accordance with, and providing all necessary disclosures (other than footnote disclosure) required by, GAAP and accompanied by a certificate signed by a Financial Officer of Commnet Wireless stating that such balance sheet and financial statements present fairly the financial condition and results of operation of Commnet Wireless and its consolidated Subsidiaries and has been prepared in accordance with GAAP consistently applied. Any financial statements delivered pursuant to this Section 5.9(b) may be subject to adjustment in accordance with GAAP upon delivery of the financial statements required under Section 5.9(a).

5.10         Due Diligence; Access to Certain Documentation.

(a)            Each of Administrative Agent and the Lenders (and their respective agents or professional advisors) shall have the right under this Agreement, from time to time, so long as no Event of Default has occurred and is continuing upon three (3) Business Days' prior notice to the relevant party (or, following the occurrence of an Event of Default, at any time, in their sole discretion), to examine and audit, during regular business hours, any and all of the books, records, financial statements, credit and collection policies, directors, officers and key employees of the Credit Parties, or held by another Person for a Credit Party or on its behalf, concerning or otherwise affecting the Receivables or the Credit Documents. The Administrative Agent and the Lenders (and their respective agents and professional advisors) shall treat as confidential any information obtained during the aforementioned examinations which is not already publicly known or available; provided, however, that the Administrative Agent (and its agents or professional advisors) may disclose such information if required to do so by law or by any regulatory authority.

(b)           so long as no Event of Default has occurred and is continuing upon three (3) Business Days' prior notice to the relevant party (or, following the occurrence of an Event of Default, at any time, in their sole discretion) and during regular business hours, each Credit Party agrees to promptly provide the Administrative Agent and the Lenders (and their respective agents or professional advisors) with access to, copies of and extracts from any and all documents, records, agreements, instruments or information which the Administrative Agent (and its agents or professional advisors) may reasonably require in order to conduct periodic due diligence relating to the Credit Parties in connection with the Receivables and the Credit Documents.

(c)            Upon three (3) Business Days’ prior notice to the relevant party and during normal business hours, each Credit Party will make available to the Administrative Agent and the Lenders (and their respective agents or professional advisors) knowledgeable financial, accounting, legal and compliance officers for the purpose of answering questions with respect to the Credit Parties and the Receivables and to assist in the Administrative Agent's and/or the Lender's diligence.

(d)           All reasonable costs and expenses incurred by the Administrative Agent and the Lenders (and their respective agents or professional advisors) in connection with the matters outlined in this Section 5.10 shall be expenses reimbursable in accordance with Section 9.2, which the Borrower shall reimburse to the Administrative Agent or the Lenders, as applicable, or shall pay or cause to be paid.

(e)           Prior to the occurrence of an Event of Default, the Administrative Agent and the Lenders, collectively, shall not conduct more than one (1) examination or audit pursuant to this Section 5.10 at the expense of the Borrower per calendar quarter.

5.11         CoBank Equity. So long as CoBank is a Lender hereunder, the Borrower will (a) maintain its status as an entity eligible to borrow from CoBank and (b) acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in CoBank in connection with the Loans made by CoBank may not exceed the maximum amount permitted by the Bylaws and the Capital Plan at the time this Agreement is entered into. The Borrower acknowledges receipt of a copy of (i) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (ii) CoBank’s Notice to Prospective Stockholders and (iii) CoBank’s Bylaws and Capital Plan, which describe the nature of all of the Borrower’s cash patronage, stock and other equities in CoBank acquired in connection with its patronage loan from CoBank (the “CoBank Equities”) as well as capitalization requirements, and agrees to be bound by the terms thereof.

5.12         AT&T Financial Statements. No later than one hundred (120) days after the end of each Fiscal Year, commencing with the Fiscal Year ended December 31, 2020, the Borrower shall use commercially reasonable efforts to deliver to the Administrative Agent one (1) copy of: (i) the unaudited consolidated balance sheets of AT&T Mobility LLC, and (ii) the unaudited consolidated statements of income, stockholders' equity and cash flows of AT&T Mobility LLC, in each case, as of the end of such Fiscal Year.

5.13         Enforcement of Contract. Each Credit Party shall promptly enforce all of AT&T’s material obligations under the Contract and any related documents.

5.14         Post-Closing Covenant. On or before 30 days after the Closing Date (or such other date as agreed to in writing by the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent evidence, pursuant to endorsements in form and substance reasonably satisfactory to the Administrative Agent, that the Administrative Agent has been named as an additional insured in the case of all liability insurance described in Section 5.8.

SECTION 6.           NEGATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Delayed Draw Commitment is in effect and until payment in full of all of the Secured Obligations, it shall perform all covenants applicable to it in this Section 6.

6.1           Indebtedness. The Borrower shall not directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except the Secured Obligations.

6.2            Liens. The Borrower shall not, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Borrower whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except (a) Liens in favor of the Administrative Agent for the benefit of Secured Parties granted pursuant to any Credit Document, and (b) Permitted Liens.

6.3           Investments. The Borrower shall not make or own any Investment, except Investments in Cash, Cash Equivalents and Receivables.

6.4           Fundamental Changes; Disposition of Assets; Acquisitions. The Borrower shall not (a) enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or (b) convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets (including, but not limited to, the Receivables) or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except as otherwise permitted in the Credit Documents, or (c) acquire by purchase or otherwise the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except Investments made in compliance with Section 6.3. No Credit Party (other than the Borrower) shall (a) enter into any transaction of merger or consolidation in which such Credit Party or a Subsidiary of a Transaction Party is not the surviving entity, liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) or (b) convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business, assets or property, except, in each case, without the prior written consent of the Administrative Agent.

6.5           Material Contracts and Organizational Documents. The Borrower shall not (a) enter into any Material Contract with any Person, (b) agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement after the Closing Date, or (c) materially amend or permit any material amendments to its Organizational Documents, without in each case obtaining the prior written consent of the Administrative Agent to such entry, amendment, restatement, supplement, modification or waiver, as the case may be.

6.6           Sales and Lease-Backs. The Borrower shall not directly or indirectly become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower to any Person in connection with such lease.

6.7           Transactions with Shareholders and Affiliates. The Borrower shall not, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its Affiliates other than the transactions contemplated or permitted by the Credit Documents.

6.8           Conduct of Business. From and after the Closing Date, the Borrower shall not engage in any business other than the businesses engaged in by the Borrower on the Closing Date.

6.9           Fiscal Year. No Credit Party shall change its Fiscal Year.

6.10         Accounts. The Borrower shall not establish or maintain any deposit account or a securities account that is not subject to a “control agreement” in favor of the Administrative Agent. The Borrower shall not, nor direct any Person to, deposit Collections in a deposit account or a securities account that is not the Collection Account.

6.11         Prepayments of Certain Indebtedness. The Borrower shall not, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than the Secured Obligations.

6.12         Servicing Agreement. The Borrower shall not (a) terminate the Servicing Agreement, or (b) designate a replacement Servicer, in each case, without the consent of the Administrative Agent.

6.13         Independent Manager. The Borrower shall not fail at any time to have at least one (1) Independent Manager that is not and has not been for at least five (5) years, (a) a shareholder (or other equity owner) of, or an officer, director, partner, manager, member (other than as a special member in the case of single member Delaware limited liability companies), employee, attorney or counsel of, the Borrower or any of its Affiliates, (b) a customer or creditor of, or supplier to, the Borrower or any of its Affiliates, who derives any of its purchases or revenue from its activities with the Borrower or any of its Affiliates (other than a de minimis amount), (c) a person who controls or is under common control with any such officer, director, partner, manager, member, employee, supplier, creditor or customer, or (d) a member of the immediate family of any such officer, director, partner, manager, member, employee, supplier, creditor or customer; provided that the foregoing subclause (a) shall not apply to any Person who serves, or has served, as an independent director or an independent manager for any Affiliate of the Borrower; provided, that upon the death or incapacity of such Independent Manager, the Borrower will have a period of ten (10) Business Days following such event to appoint a replacement Independent Manager; provided, further, that the Borrower shall cause its Independent Manager not to resign until a replacement independent director has been appointed; provided, further, that before any Independent Manager is replaced, removed, resigns or otherwise ceases to serve (for any reason other than the death or incapacity of such Independent Manager), the Borrower shall provide written notice to the Administrative Agent no later than two (2) Business Days prior to such replacement, removal or effective date of cessation of service and of the identity and affiliations of the proposed replacement Independent Manager.

6.14         Sales of Receivables.

(a)            Sales by the Borrower. The Borrower shall not sell, transfer or otherwise dispose of any Receivables without the prior written consent of the Administrative Agent (which consent may be granted or withheld in its sole discretion), with the exception of the sale, transfer or disposition of any Receivable:

(i)            in accordance with Section 2.8(a) in connection with a Receivable Repurchase Event; and

(ii)            after the Delayed Draw Commitment Termination Date, so long as the proceeds from such sale are sufficient to prepay all of the Secured Obligations and the proceeds of such sale are contemporaneously applied to prepay all outstanding Secured Obligations in full.

(b)           Sales by Commnet Wireless. Commnet Wireless shall not sell, transfer or otherwise dispose of any obligation of AT&T under the Contract (as supplemented by each Receivable Invoice) to make Structured Payments and pay Close-Out Costs with respect thereto without the prior written consent of the Administrative Agent (which consent may be granted or withheld in its sole discretion), with the exception of the sale, transfer or disposition of any Receivable to the Borrower in accordance with the terms of the Purchase Agreement.

6.15         Dividend Restriction. The Borrower shall not make any payments of Cash dividends or other Cash distributions to Commnet Wireless or otherwise, other than (i) Annual Distributions permitted by this Agreement and (ii) Cash dividends or Cash distributions made with the prior written consent of the Administrative Agent.

6.16         Anti-Corruption; Anti-Terrorism; Sanctions.

(a)           None of the Credit Parties or their respective Subsidiaries, Affiliates, officers, directors, employees or agents will engage in any dealings or transactions with any Sanctioned Person or in violation of any applicable Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(b)           No Credit Party will fund all or any part of any payment under this Agreement or any other Credit Document out of proceeds derived from transactions that violate Sanctions, or with any Sanctioned Person, or with or connected to any Sanctioned Country.

6.17         Use of Proceeds. No Credit Party shall (a) use the proceeds of any Credit Extension hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (b) request any Credit Extension or use (or permit the use by any of its Subsidiaries or its or their respective Affiliates, directors, officers, employees or agents) the proceeds of any Credit Extension, whether directly or indirectly, in violation of Anti-Corruption Laws, Anti-Terrorism Laws, Sanctions or other applicable Law.

6.18          Credit Date Hedge. The Borrower shall not terminate any Credit Date Hedge without the prior written consent of the Administrative Agent.

6.19          Amendments to Receivables. No Credit Party shall amend, modify, restructure or waive the terms, condition or provisions of any Receivable without the Administrative Agent’s prior written consent, provided that such consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 7.           EVENTS OF DEFAULT

7.1           Events of Default. Each of the following conditions or events shall constitute an “Event of Default” hereunder:

(a)           Failure to Make Payments When Due. The failure by any Credit Party, as applicable, to make payments of any principal, interest, premiums, or fees due to the Administrative Agent or the Lenders, or the failure of any Credit Party, as applicable, to make any other payment or deposit required to be made under any Credit Documents or any other Secured Obligation within three (3) Business Days of the date such payment or deposit is due or, if any such payment is due on a Maturity Date, such failure to make such payment on such Maturity Date; or

(b)           Cross Defaults. (i) The failure by the Servicer to make payments when due (after giving effect to any applicable grace period) on any Indebtedness in excess of $10,000,000, or (ii) the occurrence of any event of default under any Indebtedness of the Servicer in excess of $10,000,000, which event of default extends beyond the applicable grace period, if any, provided therefor; or

(c)           Breach of Certain Affirmative Covenants. Failure of any Credit Party, as applicable, to perform or comply with any covenant or other agreement contained in Sections 5.2, 5.3, 5.4, 5.6, 5.7, 5.9, 5.11, 5.14 or 6, hereof unless otherwise previously consented to by the Administrative Agent in writing; or

(d)           Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document to which it is a party or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith, other than any representation, warranty, certification or other statement which gives rise to a Receivable Repurchase Event, shall be false as of the date made or deemed made and which shall not have been remedied or waived within fifteen (15) Business Days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such falsity, or (ii) receipt by such Credit Party of written notice from the Administrative Agent or any Lender of such falsity; or

(e)            Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any covenant or other term contained herein or any of the other Credit Documents to which it is a party, other than any such term referred to in any other provision of this Section 7.1, and shall not have been remedied or waived within fifteen (15) Business Days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such default, or (ii) receipt by such Credit Party of written notice from the Administrative Agent or any Lender of such default; or

(f)            Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief (other than a decree or order described in clause (ii)) in respect of any Credit Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law, or (ii) an involuntary case shall be commenced against any Credit Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Credit Party shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of such Credit Party, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g)            Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any such Credit Party shall make any assignment for the benefit of creditors, or (ii) any Credit Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of such Credit Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.1(f); or

(h)           Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving the Borrower, or any money judgment, writ or warrant of attachment or similar process involving the Servicer at any time in excess of $10,000,000 in the aggregate, to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage, shall be entered or filed against such Credit Party or any of their respective assets and (i) shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder in connection with any enforcement proceedings commenced by a creditor upon such judgment, writ, warrant of attachment or similar process), or (ii) a decree or order is entered for the appointment of a receiver, liquidator, sequestrator, trustee, or custodian assignee for the benefit of creditors (or other officer having similar powers) over such assets; or

(i)             Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days; or

(j)             Change of Control. A Change of Control shall occur; or

(k)            Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) this Agreement, the Guaranty, or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of all Secured Obligations in accordance with the terms hereof) or shall be declared null and void or the enforceability thereof shall be impaired in any material respect, or the Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Administrative Agent or any Secured Party to take any action within its control, or (ii) any of the Credit Documents identified in clause (a) of the definition thereof for any reason, other than the satisfaction in full of all Secured Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or a party thereto, as the case may be, shall repudiate its obligations thereunder or shall contest the validity or enforceability of any Credit Document in writing; or

(l)            Servicing Agreement. A Servicer Default shall have occurred and has not been cured as permitted under the Servicing Agreement; or

(m)           Receivable Repurchase Event. Upon the occurrence of a Receivable Repurchase Event, the failure of the Originator to repurchase the affected Receivables pursuant to the terms of the Purchase Agreement at a price equal to the Receivable Repurchase Price plus any Indemnified Breakage; or

(n)           Material Exceptions. A material exception in any audit conducted pursuant to Section 5.10 which is not cured within fifteen (15) Business Days of the earlier to occur of an Authorized Officer of the applicable Credit Party having knowledge thereof or an Authorized Officer of the applicable Credit Party receiving written notice thereof from the Administrative Agent; or

(o)           Material Adverse Effect. The occurrence of any event which is reasonably determined by the Administrative Agent, acting in good faith, to have a Material Adverse Effect; or

(p)            Guaranty Trigger Event. The occurrence of the Trigger Event (as defined in the Guaranty) and such failure or default extends beyond the applicable grace period, if any, provided therefor; or

(q)            AT&T Insolvency Event. AT&T is the subject of an Insolvency Event (as defined in the Purchase Agreement); or

(r)            AT&T Late Payment. AT&T fails to deposit when due any Scheduled Receivable Payment or other Collections with respect to a Receivable into the Collection Account, and such failure continues for thirty (30) days.

(s)            Guaranty Event of Default. The occurrence of any Guaranty Default.

THEN, (A) upon the occurrence of any Event of Default described in Sections 7.1(f), 7.1(g) or 7.1(i), automatically, and (B) upon the occurrence and during the continuance of any other Event of Default, at the request of the Administrative Agent (or the request of the Required Lenders delivered by the Administrative Agent), upon notice to the Borrower and the Servicer by the Administrative Agent, (x) the Delayed Draw Commitments, if any, shall immediately terminate; (y) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Transaction Party: (1) the unpaid principal amount of and accrued interest on the Loans and (2) all other Obligations; and (z) the Administrative Agent may enforce any and all Liens and security interests created pursuant to the Collateral Documents.

Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable Law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any Insolvency Proceeding) payable in accordance with the provisions of Section 2.10 at the Default Funding Rate until no Event of Default is then continuing.

7.2           Application of Proceeds. After the exercise of remedies provided for in Section 7.1 (or after the Obligations have automatically become immediately due and payable as set forth in Section 7.1), any amounts held in the Collection Account and/or received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

(a)            First, on a pari passu basis, (i) to the Collection Account Bank, the Collection Account Bank Fees, reimbursable expenses and indemnification amounts of the Collection Account Bank accrued and unpaid as of such date, and (ii) to the Administrative Agent, to pay any other accrued but unpaid fees and expenses and indemnification amounts of the Administrative Agent in connection with this Agreement and any other Credit Document;

(b)           Second, to the Servicer, any accrued and unpaid Servicing Fees or reimbursable expenses due under the Servicing Agreement;

(c)            Third, to the Administrative Agent for the benefit of the Lenders, to pay any accrued but unpaid interest, fees and expenses and indemnification amounts of the Lenders in connection with this Agreement and any other Credit Document (including, without limitation, any Closing Payment);

(d)           Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, and fees, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

(e)            Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth held by them;

(f)            Sixth, to payment of all other Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Sixth held by them;

(g)           Seventh, to CoBank, for payment or cash collateralization (if agreed by CoBank) of that portion of Other Liabilities then outstanding; and

(h)            Last, the balance, if any, after payment in full of all of the Secured Obligations, to the Borrower or as otherwise required by Law.

If and to the extent the Administrative Agent has received notice or other evidence that any amount claimed as a Secured Obligation is or could reasonably be determined to be an Excluded Swap Obligation with respect to any Transaction Party, amounts received from such Transaction Party or its assets shall not be applied to such Excluded Swap Obligations with respect to such Transaction Party, and adjustments shall be made with respect to amounts received from other Transaction Parties and their assets as the Administrative Agent may determine, in consultation with or at the direction of, the Lenders to be equitable (which may include the purchase and sale of participation interests) so that, to the maximum extent practical, the benefit of all amounts received from the Transaction Parties and their assets are shared in accordance with the allocation of recoveries set forth above that would apply if the applicable Swap Obligations were not Excluded Swap Obligations. Each Transaction Party acknowledges and consents to the foregoing.

SECTION 8.           ADMINISTRATIVE AGENT

8.1           Appointment of Administrative Agent. CoBank is hereby appointed Administrative Agent hereunder and under the other Credit Documents and the Lenders hereby authorizes CoBank, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. The Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 8 are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have any rights as a beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower.

8.2           Powers and Duties. The Lenders irrevocably authorize the Administrative Agent to take such action on the Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason hereof or in any of the other Credit Documents, a fiduciary relationship in respect of the Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

8.3           Collateral Documents. The Lenders hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Collateral and the Collateral Documents. Subject to Section 9.4, the Administrative Agent may, without further written consent or authorization from any Lender, execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which the Lenders or the Administrative Agent has otherwise consented.

8.4           Actions Taken By Lenders. The Lenders shall obtain the prior approval and consent of the Administrative Agent before taking any action or providing any approval hereunder or under any other Credit Document.

8.5           No Other Duties, Etc. Notwithstanding anything herein to the contrary, none of the Lead Arranger or the Sole Bookrunner shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 9.          MISCELLANEOUS

9.1           Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (i) if to a Lender, at its address (or facsimile number) set forth in its Administrative Questionnaire or (ii) if to any other Person, to it at its address (or facsimile number) set forth on Appendix B. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b)           Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)           Change of Address, etc. Any party hereto may change its address, facsimile number or e-mail address, if applicable, for notices and other communications hereunder by notice to the other parties hereto.

(d)           Platform.

(i)            Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)            The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Transaction Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Transaction Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Transaction Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

9.2           Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Transaction Party and the expense of investigation) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Transaction Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Transaction Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Transaction Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.2(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages and other similar amounts arising from any non-Tax claim.

(c)            Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section 9.2 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s pro rata share of the Delayed Draw Commitment at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of the Administrative Agent acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d)           Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, none of the Transaction Parties shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 9.2 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e)            Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

(f)            Survival. Each party’s obligations under this Section 9.2 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

9.3          Set-Off. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and its Affiliates is hereby authorized by the Borrower at any time or from time to time subject to the consent of the Administrative Agent, without notice to the Borrower or to any other Person (other than the Administrative Agent) except to the extent required by applicable Law, any such notice being hereby expressly waived to the maximum extent under applicable Law, and subject to any requirements or limitations imposed by applicable Law, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of the Borrower (in whatever currency) against and on account of the obligations and liabilities of the Borrower to such Lender arising hereunder or under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.4           Amendments and Waivers; Administrative Agent Consents.

(a)           Amendments and Waivers.

(i)            Subject to Sections 9.4(a)(ii), 9.4(a)(iii) and 9.4(b), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Transaction Party therefrom, shall in any event be effective without the written concurrence of each Transaction Party that is party thereto and the Administrative Agent.

(ii)            Lender Consent. Without the written consent of each Lender to the extent affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(1)            extend the scheduled final maturity of any Loan or Note;

(2)            waive, reduce or postpone any scheduled repayment;

(3)            reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.5) or any fee payable hereunder;

(4)            extend the time for payment of any such interest or fees;

(5)            reduce the principal amount of any Loan;

(6)            (A) amend the definition of “Available Amount,” or “Maximum Committed Amount” in a manner that increases the Commitment Availability to the Borrower or (B) amend, modify, terminate or waive any provision of Sections 9.4(a) or 9.4(b);

(7)            release all or substantially all of the Collateral, except as expressly provided in the Credit Documents;

(8)            consent to the assignment or transfer by any Transaction Party of any of its rights and obligations under any Credit Document;

(9)            increase the Delayed Draw Commitment of any Lender; or

(10)          amend, modify, terminate or waive any provision of Section 3.2(a) with regard to any Credit Extension or Section 3.3(a) with regard to any Annual Distribution (for the avoidance of doubt, the consent of each Lender shall be required in connection with such action);

(iii)           Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Transaction Party therefrom, shall:

(1)            amend, modify, terminate or waive any provision of Section 8 as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the consent of the Administrative Agent; or

(2)            adversely affect the Collection Account Bank without the consent of such affected party.

(b)           Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of the Lenders, execute amendments, modifications, waivers or consents on behalf of the Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on a Transaction Party in any case shall entitle such Transaction Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.4 shall be binding upon the Lenders at the time outstanding, each future Lender and, if signed by a Transaction Party, upon such Transaction Party. Notwithstanding anything to the contrary contained in this Section 9.4, if the Administrative Agent and the Transaction Parties shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent in its sole discretion), in any provision of the Credit Documents, then the Administrative Agent (in its capacity thereunder as Administrative Agent) and the Transaction Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent by any Lender if the same is not objected to in writing by any Lender within five (5) Business Days following receipt of notice thereof.

9.5           Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Transaction Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of this Section, (ii) by way of participation in accordance with the provisions of this Section 9.5, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of this Section 9.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in this Section 9.5 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Delayed Draw Commitment and the Loans at the time owing to it); provided that (in each case and with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)             Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Delayed Draw Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (B) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in clause (i)(A) of this clause (b), the aggregate amount of the Delayed Draw Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Delayed Draw Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $2,500,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Delayed Draw Commitment assigned.

(iii)           Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 9.5 and in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Facility; and

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any unfunded Delayed Draw Commitments or Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)           Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons. No such assignment shall be made to the Borrower or its Affiliates or Subsidiaries.

(vi)          No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural Person).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, and 9.2(b) with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.5(d) below.

(c)            Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Greenwood Village, Colorado a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Delayed Draw Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Delayed Draw Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.2(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Sections 9.4(a)(ii)(1) through (10) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16 (it being understood that the documentation required under Section 2.16 shall be delivered to the participating Lender)), 2.14 and 9.2 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.5; provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under clause (b)  of this Section 9.5; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.2(c) as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Delayed Draw Commitments, Loans, or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Delayed Draw Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. CoBank reserves the right to assign or sell participations in all or part of its Delayed Draw Commitments or outstanding Loans hereunder on a non-patronage basis.

(e)           Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

9.6           Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

9.7           Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by Law to the contrary, the covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in Sections 2.7, 2.8, 2.11, 2.14, 2.15, 2.16, 2.17, 9.2, 9.4, and 9.09 or any other provisions of any Credit Document, the agreement of the Lenders set forth in Section 9.2(c), and the agreements of the Transaction Parties set forth in Sections 9.12, 9.13, and 9.14 shall survive the payment of the Loans and the termination hereof.

9.8           No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or Lenders in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Administrative Agent and the Lenders hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of Law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy. Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Transaction Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Credit Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.3 (subject to the terms of Section 2.11(d)) or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Transaction Party in any Insolvency Proceedings.

9.9           Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Secured Obligations. To the extent that any Transaction Party makes a payment or payments to the Administrative Agent or any Lender (or to the Administrative Agent, on behalf of the Lenders), or the Administrative Agent or any Lender enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy Law, any other state or federal Law, common Law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.10         Severability. In case any provision or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.11         Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

9.12         APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

9.13         CONSENT TO JURISDICTION.

(a)           ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE BORROWER OR COMMNET WIRELESS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE BORROWER AND COMMNET WIRELESS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MADE IN ACCORDANCE WITH SUBPARAGRAPH (b) BELOW IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE BORROWER OR COMMNET WIRELESS, AS APPLICABLE, IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT, AND (iv) AGREES THAT the Administrative Agent AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE BORROWER OR COMMNET WIRELESS, AS APPLICABLE, IN THE COURTS OF ANY OTHER JURISDICTION.

(b)            EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

9.14            WAIVER OF JURY TRIAL. EACH OF THE BORROWER, COMMNET WIRELESS, the Administrative Agent AND EACH LENDER HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN IT RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE BORROWER, COMMNET WIRELESS, the Administrative Agent AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT IT HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT IT WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH OF THE BORROWER, COMMNET WIRELESS, the Administrative Agent AND EACH LENDER FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.14 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.15         Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Secured Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by Law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the lesser of (a) the amount of interest which would have been paid if the stated rates of interest set forth in this Agreement had at all times been in effect and (b) the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury Laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Secured Obligations hereunder.

9.16         Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic image scan transmission (e.g., “PDF” or “tif” via email) shall be as effective as delivery of a manually signed counterpart of this Agreement.

9.17         Effectiveness. Except as provided in Section 3.1, this Agreement shall become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto.

9.18         Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Transaction Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Transaction Parties, which information includes the name and address of Transaction Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Transaction Parties in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions, including the Patriot Act.

9.19         Prior Agreements. This Agreement and the other Credit Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Credit Documents and unless specifically set forth in a writing contemporaneous herewith the terms, conditions and provisions of any and all such prior agreements do not survive execution of this Agreement.

9.20         Confidentiality. The Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i)  any rating agency in connection with rating the Borrower or its Subsidiaries or the Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.21         No Consolidation. Each Lender hereby covenants and agrees that, to the extent that any Insolvency Proceeding is instituted or commenced against any Transaction Party (other than the Borrower) as debtor (the “Debtor”), if such Lender is a creditor of the Debtor, such Lender shall not seek or consent to the consolidation of the Borrower with the Debtor with respect to such Insolvency Proceeding.

9.22         Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each other Transaction Party as may be needed by such Transaction Party from time to time to honor all of its obligations under this Agreement and the other Credit Documents to which it is a party with respect to Swap Obligations permitted under this Agreement that would, in the absence of the agreement in this Section 9.22, otherwise constitute Excluded Swap Obligations (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantors’ obligations and undertakings under this Section voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations, undertakings and guaranty of the Qualified ECP Guarantors under this Section 9.22 shall remain in full force and effect until payment in full of the Secured Obligations and termination of the Delayed Draw Commitment. The Borrower and the Qualified ECP Guarantors intend this Section 9.22 to constitute, and this Section 9.22 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Transaction Party for all purposes of the Commodity Exchange Act.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMMNET FINANCE, LLC as Borrower

By:	/s/ Justin D. Benincasa
Name: Justin D. Benincasa
Title: Treasurer

COMMNET WIRELESS, llc in its individual capacity, as Originator and Servicer

By:	/s/ Justin D. Benincasa
Name: Justin D. Benincasa
Title: Treasurer

ATN INTERNATIONAL, INC. as Limited Guarantor

By:	/s/ Justin D. Benincasa
Name: Justin D. Benincasa
Title: Chief Financial Officer

COBANK, ACB, as Administrative Agent and a Lender

By: :	/s/ Gary Franke
Gary Franke
Managing Director

[Signature Page to Credit Agreement]

APPENDIX A

TO CREDIT AGREEMENT

Delayed Draw Commitments

Lender	Maximum Committed Amount
COBANK, ACB	$75,000,000
Total	$75,000,000

Appendix A-1

APPENDIX B

TO CREDIT AGREEMENT

Notice Addresses

If to Commnet Finance, LLC, Commnet Wireless, LLC, or ATN International, Inc.:

c/o ATN International, Inc.
500 Cummings Center, Suite 2450
Beverly, MA 01915
Attention Michele Satrowsky
Phone: 978-867-2189
Fax: 978-922-0079
Email: msatrowsky@atni.com

If to CoBank, ACB:

CoBank, ACB
6340 S. Fiddlers Green Circle
Greenwood Village, Colorado 80111
Attention: Loan Administration
Fax: 303-740-4021
Email: loanadmin@cobank.com

with a copy to:

CoBank, ACB
2300 Windy Ridge Parkway, Suite 370S Atlanta, Georgia 30339
Attention: Communications Banking Group
Fax: 770-618-3202
Telephone No.: 770-618-3200
E-mail: gfranke@cobank.com; cobankloanaccounting@cobank.com

Appendix B-1

APPENDIX C

TO CREDIT AGREEMENT

ELIGIBILITY CRITERIA

1.	Such Receivable represents a legal, valid binding obligation of AT&T.

2.	Such Receivable is denominated in U.S. Dollars.

3.	Such Receivable exists under the fully executed Contract and the related Receivable Invoice, in each case, a copy of which has been provided to the Administrative Agent, together with all other required documentation. The terms, conditions and provisions of such Receivable have not been amended, modified, restructured or waived.

4.	Such Receivable has been serviced by the Servicer in accordance with the Servicing Agreement.

5.	Such Receivable is a Receivable in which the Administrative Agent has a perfected, first-priority security interest.

6.	Such Receivable is fully amortizing over its term, and payable in equal scheduled installments without a bullet payment at its maturity.

7.	The original term to maturity of such Receivable is not greater than ninety six (96) months.

8.	AT&T has deposited when due all Scheduled Receivable Payments and other Collections with respect to such Receivable into the Collection Account.

9.	More than sixty (60) days has past since the initial Receivable Invoice with respect to the Receivable, and AT&T has not disputed any amounts set forth in such Receivable Invoice.

10.	AT&T is not the subject of an Insolvency Event (as defined in the Purchase Agreement).

11.	Such Receivable is owned by the Borrower free and clear of any Liens other than Permitted Liens.

12.	Each document required to be delivered to the Servicer, as custodian, pursuant to the Servicing Agreement has been delivered to the Servicer and all other steps necessary to maintain the Administrative Agent’s first priority perfected security interest in such Receivable have been taken.

13.	Such Receivable is non-cancelable and unconditional, and is not subject to, nor has there been asserted, any litigation or any right of rescission, set-off, counterclaim, recoupment, or other defense of AT&T.

14.	Such Receivable is not evidenced by a judgment and has not been reduced to judgment.

15.	Such Receivable (a) was created, solicited, entered into and serviced in compliance with all applicable requirements of Law and (b) exists in compliance with all applicable requirements of Law and pursuant to the Contract and the related Receivable Invoice, which Contract and Receivable Invoice comply with all applicable requirements of Law, excluding any non-compliance that would not reasonably affect the validity, enforceability or collectability of such Receivable.

G-1

16.	None of the Contract, the related Receivable Invoice, or any other documents related to such Receivable prohibit the sale, transfer or assignment of such Receivable.

17.	The UPB of such Receivable is due and owing and has not been repaid in full or otherwise discharged in whole or in part.

18.	Such Receivable constitutes an “account” (as defined in the UCC).

19.	None of the copies of the Contract or the related Receivable Invoice, nor the authoritative copy of the Contract or the Receivable Invoice, if any, have any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent or the Borrower.

20.	There are no proceedings or investigations pending or, to the knowledge of the Transaction Parties, threatened in writing before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over AT&T or its properties: (a) asserting the invalidity of the related Receivable, or (b) seeking any determination or ruling that, if determined adversely to AT&T, could materially and adversely affect the validity or enforceability of the related Receivable.

G-2

APPENDIX D

TO CREDIT AGREEMENT

WEIGHTED AVERAGE MATURITY ILLUSTRATION

Assuming that (1) AT&T accepted 7 sites on 10/31/19, 10 sites on 11/30/19, and 8 sites on 12/31/19, (2) AT&T was directed to make its first monthly payments on the Receivables in respect of the foregoing sites on 1/1/20, 2/1/20, and 3/1/20 respectively, and (3) the Credit Date on which CoBank advanced funds financing the Borrower’s purchase of such Receivables was 3/20/20, then the Weighted Average Maturity of such advance would be equal to 1/20/28, or 94 months after 3/20/20 [94 being the result of ((7*93)+(10*94)+(8*95))/25, rounded up or down to the nearest whole number].

G-1